Exhibit 10.73
LEASE
855 HOMER STREET, VANCOUVER, B.C.
BETWEEN
855 HOMER STREET INC.
(THE “LANDLORD”)
AND
BUSINESS OBJECTS CORP.
(THE “TENANT”)
AND
BUSINESS OBJECTS AMERICAS
(THE “INDEMNIFER”)

i

ii

iii

THIS LEASE dated for reference the 23rd day of December, 2004
AMONG:
855 HOMER STREET INC., a British Columbia company having an office at 1100-505 Burrard Street, Vancouver, British Columbia, V7X 1M5
(the “Landlord”)
AND:
BUSINESS OBJECTS CORP., a new Brunswick company having an office at 840 Cambie Street, Vancouver, British Columbia, V6B 4J2

(the “Tenant”)
AND:
BUSINESS OBJECTS AMERICAS, a Delaware company having an office at 895 Emerson Street, Palo Alto, California, U.S.A. 94301
(the “Indemnifier”)
WHEREAS the Landlord has agreed to lease to the Tenant and the Tenant has agreed to lease from the Landlord certain premises located at 855 Homer Street, Vancouver, British Columbia, all upon the terms and conditions set forth herein:
ARTICLE 1 — DEFINITIONS
1.1	Definitions
In this Lease (including this section) unless there is something in the context inconsistent therewith, the parties hereto agree that:
(a)	“Acceptance Notice” has the meaning given in section 22.1 (b);

(b)	“Additional Premises” has the meaning given in section 22.1(a);

(c)	“Additional Rental” means all monies to be paid by the Tenant whether to the Landlord or otherwise under this Lease except Minimum Rental;

(d)	“Architect” means the professional architect for the Building from time to time named by the Landlord and as to any Architect’s certificates provided for in this Lease, the decision of the Architect and his or her certificate shall bind the parties hereto;

(e)	“Area of the Leased Premises” means the square foot area of the Leased Premises calculated in accordance with BOMA;

(f)	“Assignment” has the meaning in section 8.1(a);

(g)	“BOMA” means a calculation of area in accordance with the methods of measuring rentable office areas as described in the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1-1996, as promulgated by the Building Owners and Managers’ Association International;

(h)	“Building” means the building located at 855 Homer Street, Vancouver, British Columbia, together with all improvements, machinery and equipment located therein, all as situate within and upon the Property and includes all common property for the Strata Corporation;

(i)	“Commencement Date’” means May 1, 2005;

(j)	“Common Area Maintenance Costs” means the total, without duplication, of the expenses incurred by the Landlord for operating, renting, maintaining, insuring, repairing the Building, including the Common Facilities and the Common Areas of the Building based on generally accepted accounting principles including, subject to the limitations set forth below, the following:
(i)	the costs:
(A)	of repairing, operating and maintaining the Building and the Common Facilities and Common Areas of the Building;

(B)	incurred by the Landlord to make alterations, replacements or additions to the Building or any Common Facilities or Common Areas which:
(1)	reduce Common Area Maintenance Costs;

(2)	are to the following equipment serving the Building (unless such costs are material upgrades):
a)	the Heating Plant;

b)	elevator;

c)	security; and

d)	Safety;
(3)	need replacement from time to time as a result of ordinary wear and tear (e.g. carpets);

(4)	improve the operation of the Building in a manner which is of material benefit to either the Tenant or the operation of the Tenant’s business; or

(5)	are necessary, in the opinion of the Landlord, acting reasonably to maintain the Building to its current standard;
all to the extent that such costs are fully chargeable in the Lease Year in which they are incurred in accordance with generally accepted accounting principles, and otherwise depreciated or amortized as set out in paragraph (ii) below.

(ii)	periodic depreciation, at rates determined by the Landlord, but not to exceed the maximum permitted to the Landlord under the provisions of the Income Tax Act, Canada, as amended from time to time, or any legislation substituted therefor, on the equipment and machinery employed in operating, maintaining, repairing, and replacing the Common Facilities or the Common Areas and to be amortized over the useful life of such equipment and machinery;

(iii)	premiums paid by the Landlord or by others for the insurance described in section 9.2 of this Lease, and for insurance against Insurable Hazards in respect of the Common Areas;

(iv)	the expense for gardening and landscaping, window cleaning, janitorial services, equipment, lighting, sanitary control, removal of snow, and the cleaning of Parking Facility;

(v)	independent contract costs, and wages, paid for maintenance, security and operating personnel, whether full or part time, which pertain to the Building including payments for workers’ compensation, unemployment insurance, vacation pay, Canada Pension Plan, and other fringe benefits whether statutory or otherwise;

(vi)	the cost of equipment furnished to personnel in respect of maintaining and repairing the Common Areas;

(vii)	the cost of electrical power, heating, air-conditioning, lighting and all utilities furnished to the Common Areas and Common Facilities;

(viii)	all other expenses, paid or payable by the Landlord in connection with the operation of the Building, including, without duplication, all assessments and maintenance fees levied by the Strata Corporation in respect of common or other expenses incurred by the Strata Corporation which the Strata Corporation is entitled to levy pursuant to the Strata Property Act or the bylaws of the Strata Corporation; and

(ix)	an administrative and supervisory fee, being an agreed pre-estimate of the overhead expenses of the Landlord which are not reasonable capable of being allocated or directly attributed to the maintenance, operation, supervision or administration of the Building, equal to five percent (5%) of the minimum rental received from the Gross Leasable Area.
     Common Area Maintenance Costs shall exclude, or have deducted from them, as the case may be:
(A)	all amounts which otherwise would be included in Common Area Maintenance Costs which are recovered by the Landlord from tenants (other than under sections of their leases comparable to section 4.1(b) of this Lease);

(B)	such of the Common Area Maintenance Costs as are recovered from insurance proceeds, to the extent such recovery represents reimbursements for costs previously included in Common Area Maintenance Costs;

(C)	interest on debt and capital retirement of debt;

(D)	ground rent payable by the Landlord to the owner of the Property under any ground lease of the Property;

(E)	the amount allocated from time to time by the Landlord to, and relating to the Property and Building of, any capital tax payable by the Landlord or the owners of the Property and Building under any legislation, provincial or federal, imposing taxes on account of capital, calculated as if the Building were the only property of the Landlord or the owners of the Property and Building;

(F)	costs of replacing structural components of the roof, foundations, subfloors and outer walls of the Building and material repairs to such components, being any repairs which, when taken together with any other repairs to the same component over any five (5) consecutive years, constitute a repair to 35% of the roof, foundations, subfloors or outer walls, as the case may be;

(G)	costs for the initial installation of all external glazing and costs of correcting construction defects as they relate to the base Building finishes;

(H)	costs for which the Landlord is reimbursed by other tenants of the Building;

(I)	any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(J)	costs associated with the operation of the business entity which constitutes the Landlord as the same are distinguished from the costs of operation of the Building, including accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Building, costs of any disputes between the Landlord and its employees (if any) not engaged in the Building operation, disputes of Landlord with building management, or fees or costs paid in connection with disputes with other tenants;

(K)	fines or penalties and interest thereon arising from the acts or omissions of the Landlord or those for whom it is responsible for at law;

(L)	subject to section 9.2, any damage or loss resulting from any casualty for which the Landlord receives insurance proceeds (except to the extent of any deductible);

(M)	subject to section 16.3, the cost of removing, encapsulating or otherwise abating any Contaminants in or about the Building (except if placed or caused by the Tenant or those for whom the Tenant is responsible at law);

(N)	legal fees pertaining to leasing issues, space planner’s fees, real estate brokers’ leasing commissions, lease take-over costs, advertising and marketing expenses and all other leasing expenses; and

(O)	the wages of an employee for the periods of time that such employee is not devoting his or her tune to the Building (allocations of the time pooled employees are permitted);
(k)	“Common Areas” means those areas that are designated (which designation may be changed from time to time) by the Landlord as Common Areas, including, without limitation, the roof including the roof membrane, exterior walls, public walkways, public hallways, public washrooms, mechanical rooms, Parking Facility, elevators, sidewalks, landscaped areas and driveways;

(l)	“Common Facilities” means the electrical, public address systems, heating, ventilating, air-conditioning, plumbing, and drainage equipment and installations and any enclosures constructed therefor, stairways, signs, lamp standards, public washroom facilities and parking deck and all other facilities which are provided or designated (which designation may be changed from time to time) by the Landlord;

(m)	“Contaminants” means any pollutants, contaminants, deleterious substances, underground or aboveground tanks, asbestos materials, urea formaldehyde, dangerous substances or goods, hazardous, corrosive or toxic substances, special waste or waste of any kind or any other substance which is now or hereafter prohibited, controlled or regulated under Environmental Laws;

(n)	“Cost of Heating, Ventilating, and Air-conditioning” means the total, without duplication, of the expenses incurred by the Landlord for operating, maintaining, repairing, and replacing the Heating Plant and any part of the heating, ventilating and air conditioning system based on generally accepted accounting principles including, subject to the limitations set forth below, the following:
(i)	The amount expended by the Landlord or others for supply and/or storage of fuel, water, electricity, oil, gas, or other form of energy and additives for the Heating Plant;

(ii)	Independent contract costs, and wages, paid to maintenance and operating personnel, for maintaining and operating the Heating Plant, including payments for workers’ compensation, unemployment insurance, vacation pay, Canada Pension Plan, and other fringe benefits whether statutory or otherwise;

(iii)	The cost of acquiring, maintaining and replacing equipment used to maintain and repair the Heating Plant;

(iv)	The cost of repairs, maintenance, and replacements to the Heating Plant that are properly chargeable, in accordance with sound accounting practice, to operating expenses, as distinguished from capital replacements or improvements;

(v)	Depreciation, at rates determined by the Landlord, but not to exceed the maximum permitted under the provisions of the Income Tax Act, Canada, from time to time, or any legislation substituted there for, on the capital cost of the facilities in the Heating Plant, and any capital replacements thereto to be amortized over the useful life of such facilities; and

(vi)	the total annual cost of boiler and pressure vessels insurance coverage paid by the Landlord or by others for insurance.
Cost of Heating, Ventilating and Air-conditioning shall exclude, or have deducted from them, as the case may be:
(i)	all amounts which otherwise would be included in Cost of Heating, Ventilating and Air-conditioning which are recovered by the Landlord from tenants (other than under sections of their leases comparable to section 4.1(b) of this Lease);

(ii)	such of the Cost of Heating, Ventilating and Air-conditioning as are recovered from insurance proceeds, to the extent such recovery represents reimbursements for costs previously included in Cost of Heating, Ventilating and Air-conditioning;

(iii)	costs for which the Landlord is reimbursed by other tenants of the Building;

(iv)	subject to section 9.2, any damage or loss resulting from any casualty which the Landlord covenanted to insure against (except to the extent of any deductible); and

(v)	capital costs for replacements resulting in material upgrades to existing building equipment or systems, including the replacement of Heating Plant systems and the main electrical transformers;
(o)	“Cost of Insurance” means the cost to the Landlord to take out public liability insurance and rental insurance in respect of the Building and to insure the Building against damage from Insurable Hazards to the limits that the Landlord may from time to time determine but not in excess of the replacement cost of the Building, and not in duplication of the insurance carried by the Strata Corporation, the cost of which is included in Common Area Maintenance Costs;

(p)	“Demolition Allowance” has the meaning given in section 24.2;

(q)	“Demolition Work” has the meaning given in section 24.2;

(r)	“Environmental Laws” means any statutes, laws, regulations, orders, bylaws, standards, guidelines, permits and other lawful requirements of any governmental authority having jurisdiction over the Leased Premises and the Building now or hereafter in force relating in any way to the environment, health, occupational health and safety, product liability or transportation of dangerous goods, including the principles of common law and equity;

(s)	“First Refusal Premises” has the meaning given in section 22.1;

(t)	“Fixturing Period” means the period set out in section 2.1(c);

(u)	“Fixturing Period Commencement Date“ means the later of the completion of the Landlord’s Work and February 1, 2005;

(v)	“Gross Leasable Area“ means the aggregate floor area in square feet of all leasable area in the Building excluding Common Areas and for the purposes of this definition floor area shall be calculated in accordance with BOMA and if there is a dispute as to the calculation of any area in this definition it is agreed that that dispute shall be resolved by a professional British Columbia land surveyor named by the Landlord, whose decision shall bind the Landlord and the Tenant;

(w)	“Seating Plant“ means the heating, ventilating, and air-conditioning plants and systems necessary to heat, ventilate, and air-condition the Building, including the Common Areas, and all Leased Premises therein and includes, without limitation, the chilled or heated water or air generating facilities and any storage and distribution systems leading therefrom together with any cooling towers, pumps and all other equipment and facilities necessarily connected therewith;

(x)	Indemnity“ has the meaning given in section 26.1;

(y)	“Insurable Hazards“ means fire and those other perils for which insurance is available and which in the opinion of the Landlord, acting reasonably, should be protected by insurance;

(z)	“Landlord’s Work“ means the work to be performed by the Landlord at its cost and expense more particularly set out in section A of Schedule “A“ hereto;

(aa)	“Lease“ means this Lease, all schedules attached hereto, the Architect’s certificates, if any, all certificates issued by the Landlord under this Lease and the rules and regulations made from time to time by the Landlord under the provisions of this Lease;

(bb)	“Lease Cancellation Provision“ has the meaning given in section 23.1;

(cc)	“Lease Year“ means a twelve (12) month period commencing with the first day of January in one calendar year and ending on the last day of December thereof, provided that the first Lease Year shall commence on the Commencement Date and end on the last day of December next following and the last Lease Year shall end on the last day of the term of this Lease and commence on the first day of January next proceeding that date;

(dd)	“Leased Premises“ means the premises located at 855 Homer Street, Vancouver, B.C. comprising those portions of Strata Lot 2, Strata Plan LMS156 as shown crosshatched on the plan annexed hereto as Schedule “C“, subject to section 27.1 of this Lease;

(ee)	“Minimum Rental“ means the minimum annual rental reserved hereunder payable by the Tenant as set out in section 4.1(a);

(ff)	“Negotiation Period“ has the meaning given in section 26.1;

(gg)	“Parking Facility“ means the parking garage located in the Building;

(hh)	“Property” means the lands situate in the City of Vancouver, in the Province of British Columbia more particularly described in Schedule “D” annexed hereto together with the buildings, improvements and facilities from time to time located thereon;

(ii)	“Renewal Notification Period” has the meaning given in section 21.1;

(jj)	“Rental” means and includes Additional Rental and Minimum Rental;

(kk)	“Rental Taxes” means any tax or duty charged upon the Landlord or the Tenant which is levied, rated or assessed on the act of entering into this Lease or otherwise on account of this Lease or on the use or occupancy of the Leased Premises or any portion thereof, or on the Rental (except the Rental Taxes component thereof) payable under this Lease, whether existing as at the date hereof or hereafter charged by any governmental authority, including without limitation, a goods and services tax imposed under Part IX of the Excise Tax Act, a value added tax, a business transfer tax, a retail sales tax, a federal sales tax, an excise tax or duty or any tax similar to the foregoing, together with any penalty or interest assessed or imposed with respect to the foregoing taxes;

(ll)	“Right of First Refusal” has the meaning given in section 22.1;

(mm)	“Rules and Regulations” means the rules and regulations set forth in Schedule “E”, as may be amended, replaced or modified by the Landlord from time to time, acting reasonably provided any such amendments, replacements or modifications do not materially adversely affect the Tenant;

(nn)	“Special Equipment” means any special equipment required by the Tenant to be installed in the Leased Premises, including but not limited to telephone, computer and other special communications equipment and facilities;

(oo)	“Storage Area” has the meaning given in section 7.1(c);

(pp)	“Strata Corporation” means the Strata Corporation which was formed under the Strata Property Act, S.B.C. 1998 c. 43 upon the deposit of the strata plan dividing the Property into strata lots and the council of that Strata Corporation, as constituted pursuant to the provisions of the Strata Property Act;

(qq)	“Strata Plan” means Strata Plan LMS156;

(rr)	“Surrender Date” has the meaning given in section 23.1(a)

(ss)	“Surrendered Area” has the meaning given in section 23.1;

(tt)	“Tax Cost” means the total, without duplication, of sums paid or payable by the Landlord or others in respect of Taxes;

(uu)	“Taxes” means the real property taxes (including local improvement rates), licence fees, assessments or other charges, rates, duties, assessments, water taxes or school taxes levied or imposed by any provincial, municipal, school or other authority against Strata Lot 2, Strata Plan LMS156;

(vv)	“Tenant Improvement Allowance” has the meaning given in section 24.1;

(ww)	“Tenant’s Work” means the work to be performed by the Tenant at its cost and expense more particularly set out in Section B of Schedule “A”; and

(xx)	“Term” means the term of this Lease set out in section 3.1, and any renewal or extension thereof.
           ARTICLE 2 — CONSTRUCTION AND FIXTURING OF LEASED PREMISES
2.1	Landlord’s and Tenant’s Work
(a)	Landlord’s Work. The Tenant acknowledges that it has entered into these presents on the express understanding that the Landlord’s Work in the Leased Premises is limited to the scope of construction delineated as Landlord’s Work in Schedule “A” which are to be at the Landlord’s sole cost and expense. The Landlord covenants and agrees that subject to force majeure, it will substantially complete the Landlord’s Work prior to the Fixturing Period Commencement Date.

(b)	Tenant’s Work. The Tenant’s Work includes, but is not limited to, the installation, at the option of the Tenant, of a stairwell between the fifth and sixth floors of the Building, and the procurement and installation, at its own cost and expense, of those items set out in Schedule “A” which are to be installed and/or procured by the Tenant in accordance with the procedures set out in Schedule B and all that other work that the Tenant may desire to perform in the Leased Premises and to which the Landlord may agree (provided no work shall be commenced by the Tenant until that time as plans and specifications relating to such work have been supplied to the Landlord and the Architect and approved by them in writing, acting reasonably). The Tenant shall be responsible for obtaining all building permits and licences with respect to the Tenant’s Work, at it sole cost and expense.

(c)	Fixturing Period. The Tenant shall have possession of the Leased Premises for the period commencing on the Fixturing Period Commencement Date up to and including April 30, 2005 (the “Fixturing Period”) for the purpose of fixturing the Leased Premises. Notwithstanding any other provision of this Lease, the Tenant shall not be required to pay any Rental during the Fixturing Period. In the event the Tenant completes its fixturing of the Leased Premises prior to the end of the Fixturing Period, the Tenant may open for business in the Leased Premises prior to the Commencement Date, but the Tenant’s obligation to pay Rental shall not begin until the Commencement Date. Except with respect to the payment of Rental during the Fixturing Period, the Tenant shall be bound by all the terms and conditions of this Lease from and after the Fixturing Period Commencement Date.
2.2	Acceptance of Leased Premises

Subject to sections 2.1(a) and 27.1, the Tenant hereby accepts the Leased Premises on an “as is” basis.

2.3	Tenant’s Work

Any work or equipment other than those items specifically enumerated as Landlord’s Work shall be performed and supplied by the Tenant at its sole cost and expense, and the Tenant covenants and agrees that it shall, in accordance with the requirements of the relevant governmental authorities, if any and with the procedures set out in Schedule “B” and subject to the provisions of Article 10 respecting obtaining the consent of the Landlord, fully equip the Leased Premises with all trade equipment, lighting fixtures, furniture, operating equipment including any Special Equipment the Tenant may require, furnishings, fixtures, floor coverings, heating, ventilating and air-conditioning equipment, and any other equipment necessary for the proper operation of the Tenant’s business and that installation shall be completed without damage to the structure of the Leased Premises or to the heating, ventilating, air-conditioning, sprinklers, plumbing, electrical, and other mechanical systems of the Building.

2.4	Tenant’s Trade Fixtures

The Tenant agrees that any alterations, additions, improvements, and fixtures made to or installed upon or in the Leased Premises at the expense of the Tenant (other than, at the option of the Tenant, the Tenant’s Special Equipment and trade fixtures), shall remain upon and be surrendered to the Landlord with the Leased Premises as part thereof upon the expiration or earlier termination of this Lease and shall become the absolute property of the Landlord. In the event the Tenant elects to remove its Special Equipment and trade fixtures, or any part thereof, the Tenant covenants and agrees to make good any damage or injury caused to the Leased Premises resulting from that removal, reasonable wear and tear only excepted.

2.5	Signage
(a)	The Tenant may install exterior Building signage and lobby and floor directory signage of a kind and size and affixed or installed in a manner approved in writing by the Landlord, such approval not to be unreasonably withheld or delayed, and subject to the prior approval of the City of Vancouver, where required. The Landlord agrees, at the Tenant’s cost and expense, to obtain signage approval for the Tenant with respect to the building directory and any other Building signage from the City of Vancouver, and to provide a power source for the Tenant’s backlit signage, at the cost of the Tenant.

(b)	Throughout the Term, provided the Tenant fully occupies at a minimum, floors four (4) and five (5) of the Building, the Tenant shall have, at its sole cost and expense, but with no additional payment to the Landlord, the exclusive tenant identity related signage rights with respect to the corner of the Building at Homer Street and Smithe Street at the fifth floor level, similar to the signage maintained by the Tenant in its leased premises at the building located at 910 Mainland Street, Vancouver, British Columbia, subject to the approval by the Landlord, acting reasonably, of the design and location of such signage, and to approval by the City of Vancouver, if required.

(c)	At the expiry or sooner determination of the Term, all signs shall be removed, at the request of the Landlord, by the Tenant and the Tenant shall make good any damage to the Leased Premises or the Building caused by such removal.
ARTICLE 3 — DEMISE AND TERM
3.1	Demise and Term

The Landlord does hereby demise and lease unto the Tenant the Leased Premises TO HAVE AND TO HOLD for and during the term of ten (10) years (the “Term”) commencing on the Commencement Date, and terminating on the 30th day of April, 2015. If the Term commences a date that is not the first of the month, the Term shall also include that part of the month in which the Term commences. The Tenant shall be entitled, for the benefit of the Leased Premises, to enjoy upon the provisions set out in this Lease the use in common with others entitled thereto of the Common Areas and Common Facilities.
3.2	Readjustment

If the Area of the Leased Premises was estimated by or on behalf of the Landlord for the purposes of this Lease because the Area of the Leased Premises thereof could not be accurately calculated prior to the execution of the Lease, or if the Area of the Leased Premises changes at any time during the Term, or if the sixth floor measurement changes because the amenity common area is relocated as contemplated by section 27.1 of this Lease, then, when the Area of the Leased Premises can be accurately calculated and if the estimate previously made was not correct or has changed, the Area of the Leased Premises shall then be calculated as provided herein and the appropriate adjustments made with respect to Minimum Rental payable under this Lease.
ARTICLE 4 — RENTAL
4.1	Rental

The Tenant covenants and agrees to pay to the Landlord, or as the Landlord may in writing direct, in lawful money of Canada, without any set-off, compensation or deduction whatsoever on the days and at the times hereinafter specified. Rental which shall include the aggregate of the sums required to be paid by sections 4.1 (a) and 4.1(b) below:
(a)	Minimum Rental. During years one (1) through ten (10) of the Term, the Tenant shall pay Minimum Rental equal to Sixteen Dollars ($16.00) per square foot per annum, being Seven Hundred Twenty Six Thousand One Hundred Ninety Two Dollars per annum ($726,192.00), plus applicable taxes, payable in equal consecutive monthly instalments on the first day of each month in advance, each in the sum of Sixty Thousand Five Hundred and Sixteen Dollars ($60,516.00) plus applicable taxes, commencing on the Commencement Date and continuing on the first day of each and every month thereafter to and including the first day of April, 2015. The Landlord acknowledges and agrees that the Rental shall be abated for the first two (2) months of the Term and the Minimum Rental shall be abated for the third (3rd) month of the Term. In addition, provided the Tenant has not exercised the Lease Cancellation Provision, the Rental shall be abated for an additional period of two (2) months with respect to the fourth floor only of the Premises at the beginning of Lease Year eight (8) of the Term.

(b)	Additional Rental. Together with the Tenant’s portion of each of the following:

(i) Common Area Maintenance Cost;
(ii)	Cost of Insurance;

(iii)	Cost of Heating, Ventilating and Air-conditioning; and

(iv)	Tax Cost.

4.2	Tenant’s Portion

The Tenant’s portion of the costs described in sections 4.1(b)(i), (ii) and (iii) shall be that sum which is equal to the aggregate of that cost multiplied by a fraction, the numerator of which is the Area of the Leased Premises and the denominator of which is the Gross Leasable Area. The Tenant’s portion of the cost described in section 4.1(b)(iv) shall be that sum which is equal to the aggregate of that cost multiplied by a fraction, the numerator of which is the Area of the Leased Premises and the denominator of which is the leasable area of Strata Lot 2, Strata Plan LMS156 calculated in accordance with BOMA. The Landlord estimates that the Tenant’s portion of the costs described in section 4.1(b) is $10.25 per square foot for 2005. The Landlord shall have the right to re-estimate the Additional Rental on an annual basis.

4.3	Payment of Rental

The Rental provided for in this Article 4 shall be paid by the Tenant as follows:
(a)	First Monthly Instalment. The Tenant shall pay the Rental for the first month in which Rental is not abated pursuant to section 4.1 (a) in advance and the amount paid for such Rental shall be applied as follows:
(i)	where the Commencement Date is the first day of a month, that instalment shall be in respect of that month; and

(ii)	where the Commencement Date is not the first day of a calendar month, Rental for the period from the Commencement Date to the first day of the next ensuing calendar month shall be prorated on a per diem basis and paid on the first day of that month and the instalment of Minimum Rental paid upon the Commencement Date shall be in respect of the Minimum Rental for the first full calendar month of the Term.
Thereafter in either case subsequently monthly instalments shall each be in advance on the first day of each ensuing calendar month during the Term.

(b)	Additional Rental Payments. It is agreed that the Landlord may estimate the amount of Additional Rent for each year and upon notice from the Landlord, the Tenant shall pay the amount so estimated in instalments of such amount or amounts and at such time or times as the Landlord shall determine, including but without limiting the generality of the foregoing, on the 1st day of each and every month of the Term. Within sixty (60) days after determination of the actual amount of the Additional Rent for which the Tenant is responsible, there shall be an appropriate adjustment between the Landlord and the Tenant so that the total amount paid by the Tenant pursuant to this section in advance or by instalments or otherwise does not exceed the actual amount of Additional Rent for which the Tenant is responsible in respect of the year for which the Tenant made advance or instalment payments.
4.4	Reporting of Costs

Within one hundred and twenty (120) days after the end of each Lease Year, the Landlord shall furnish to the Tenant a statement of the actual cost during that Lease Year of those items comprised in Additional Rental as set out in section 4.l(b) and the Tenant’s portion thereof determined under this section showing in reasonable detail the information relevant and necessary to the exact calculation of those amounts and the following shall apply:
(a)	the Tenant shall have the right to inspect the books and records of the Landlord pertaining to those costs upon reasonable notice at reasonable times;

(b)	if the amount payable by the Tenant as shown on that statement is greater or less than the Additional Rental paid by the Tenant to the Landlord under section 4. l(b) the proper adjustment shall be made within sixty (60) days after delivery of the statement; and

(c)	any payment made by the Landlord or made by the Tenant to the Landlord in respect of any adjustment made hereunder, shall be without prejudice to the right of the Landlord to claim a readjustment.
If requested by the Tenant within thirty days of receipt of such statement, the Landlord shall deliver to the Tenant within one hundred and twenty (120) days a written audited statement setting out in reasonable detail the actual amount of Additional Rent for such Lease Year prepared by a certified chartered accountant of the Province of British Columbia. The Tenant agrees that the cost of having the statement of Additional Rent audited will be a cost payable by the Tenant within fifteen (15) days of delivery of the account. The Tenant, at its option and cost, shall be permitted to review such audited statement with the Landlord’s auditor upon providing at least fourteen (14) days’ prior notice to the Landlord.
4.5	Rental for Irregular Periods

All Rental reserved herein shall be deemed to accrue from day to day, and if for any reason it shall become necessary to calculate Rental for irregular periods of less than one year an appropriate pro-rata adjustment shall be made on a daily basis in order to compute Rental for that irregular period.

4.6	Deposit

The Tenant shall pay the sum of Sixty Four Thousand Seven Hundred Fifty Two Dollars and Twelve Cents ($64,752.12), equal to one month’s Minimum Rental plus GST, as a deposit, which sum shall be applied by the Landlord to the payment of Rental including GST, for the first month of the Term during which Rental is payable by the Tenant and the balance, if any, shall be retained by the Landlord as a security deposit and no interest in favour of the Tenant shall accrue on the deposit.
ARTICLE 5 — CONDUCT OF BUSINESS
5.1	Use of Leased Premises

The Tenant covenants with the Landlord that:
(a)	Operation of Business. The Tenant shall not use or occupy the Leased Premises or any part thereof for any purpose other than the operation of general administrative, training, and field support office use associated with any software and computer engineering or development company and office use. The use as aforesaid shall not be changed without the express written consent of the Landlord, such consent not to be unreasonably or arbitrarily withheld or delayed;

(b)	Occupancy. The Tenant shall deliver at least sixty (60) days prior written notice to the Landlord if the Tenant intends to vacate the Leased Premises;

(c)	Signs. Except as provided in section 2.5, the Tenant shall not erect or place or suffer to be erected or placed, or maintain any signs of any nature or kind whatsoever either on the exterior walls of the Leased Premises or on the walls or the halls of any Common Areas;

(d)	Nuisance. The Tenant shall not carry on or perform or suffer or permit to be carried on, performed or suffered on the Leased Premises any business practice or act or engage in any activity which may be deemed a nuisance or a menace or which in any way may injure the Building or any part thereof;

(e)	Not to Affect Landlord’s Insurance. In respect to the insurance of the Landlord the following shall apply:
(i)	the Tenant shall not upon the Leased Premises do or permit to be done, or omit to do, anything which shall cause or have the effect of causing the rate of insurance upon the Building or any part thereof to be increased;

(ii)	if the insurance rate shall be increased by reason of action by the Tenant, the Tenant shall pay to the Landlord as Additional Rental the amount by which the insurance premiums shall be so increased;

(iii)	the Tenant shall not store or permit to be stored upon or in the Leased Premises anything that is not used by the Tenant in connection with its use of the Leased Premises as specified in section 5.1(a) nor anything of a dangerous, inflammable or explosive nature nor anything which would have the effect of increasing the Landlord’s insurance costs or of leading to the cancellation of that insurance; and

(iv)	it is agreed that if any insurance policy upon the Leased Premises or the Building shall be cancelled by the insurer by reason of the use and occupation of the Leased Premises or any part thereof by the Tenant or by any assignee, subtenant, concessionaire, or licensee of the Tenant, or by anyone permitted by the Tenant to be upon the Leased Premises, the Landlord may at its option terminate this Lease by notice in writing of that termination, and thereupon Rental shall be apportioned and paid in full to the date of that notice of termination of this Lease, and the Tenant shall immediately deliver up vacant possession of the Leased Premises to the Landlord, provided that the Landlord may at its option and at the expense of the Tenant enter upon the Leased Premises and rectify the situation causing that cancellation or rate increase;
(f)	Strata Corporation Bylaws. The Tenant shall promptly comply with the bylaws of the Strata Corporation which are the Standard Bylaws appended to the Strata Property Act, S.B.C. 1998, c. 43;

(g)	Strata Property Act Undertaking. The Tenant shall provide to the Strata Corporation an undertaking to comply with the provisions of the Strata Property Act, and the Strata Corporation bylaws and rules, in the form provided by the Strata Property Act;

(h)	Strata Property Act Voting Rights. Notwithstanding the provisions of Section 148 of the Strata Property Act or such successor legislation as may be enacted in substitution therefor, the Landlord and the Tenant agree that nothing herein shall be deemed to operate as an assignment by the Landlord to the Tenant of the rights, powers and obligations of the Landlord as owner, under the said Strata Property Act, including but not limited to voting rights;

(i)	Environment Warranty. The Tenant represents and warrants that to its knowledge it does not utilize any Contaminants in its operations and the Tenant covenants, warrants and agrees with the Landlord that it will not bring Contaminants onto the Leased Premises. The Tenant further covenants and agrees to indemnify the Landlord and its directors, officers, employees, agents, successors, and assigns from any and all liabilities, actions, damages, claims, remediation cost recovery claims, losses, costs, orders, fines, penalties, and expenses whatsoever (including all legal and consultants’ fees and expenses and the cost of remediation of the Leased Premises and any adjacent property) arising from or in connection with:
(i)	any breach of or non-compliance with the provisions of this section by the Tenant; or

(ii)	the release of any Contaminants at or from the Leased Premises related to or as a result of the use and occupation of the Leased Premises or any act or omission of the Tenant or any person for whom it is in law responsible.
The obligations of the Tenant under this section shall survive the expiry or earlier termination of this Lease for a period of four (4) months.
5.2	Landlord’s Special Remedies
(a)	The Tenant acknowledges that all its covenants and obligations set out in section 5.1 hereof are covenants and obligations designed for the mutual benefit and protection of all tenants in the Building.

(b)	If the Tenant shall be in breach of any of these covenants or obligations or shall fail to observe or perform any of them then without prejudice to any other right or remedy which the Landlord may have under the terms of this Lease or otherwise at law or equity, the Landlord shall have the right to bring action in any court of competent jurisdiction against the Tenant for a judgment or order directing the Tenant to remedy that breach and to observe and perform that covenant or obligation.
ARTICLE 6 — REPAIRS
6.1	Tenant’s Repairs

The Tenant covenants with the Landlord that:
(a)	the Tenant shall at all times during the Term hereof at its own cost and expense, repair, maintain and keep all of the Tenant’s equipment and fixtures in the Leased Premises (but no part of the Common Facilities unless damaged by the Tenant or those for whom the Tenant is responsible at law) in good order and repair and replace them when necessary, as a careful owner would do, including, but without limitation, the floor, exterior and interior doors, windows, window frames and mullions, plate glass, glass partitions, within the Leased Premises (but excluding any glass on the perimeter of the Building unless damaged by the Tenant or those for whom the Tenant is responsible at law), and any improvements now or hereafter made to the Leased Premises, and the following shall apply:
(i)	the Tenant shall be exempted for repairs for reasonable wear and tear and repairs for which the Landlord is responsible under section 6.7, except:
(A)	as provided for in section 6.2; and

(B)	provided that if repairs, replacements or rebuilding, including rectifying any damage and destruction under sections 6.2 and 6.3, by the Landlord are required as a result of the negligent act or omission of the Tenant, its contractors, agents or employees, the Tenant shall pay the Landlord on demand the cost of those repairs as Additional Rental; and
(ii)	the Tenant shall perform maintenance, effect repairs and replacements, and decorate at its own cost and expense as and when necessary or reasonably required to do so by the Landlord;
(b)	the Tenant shall install, operate, repair and maintain any Special Equipment at its sole cost and expense; and

(c)	the Tenant shall be responsible for its own janitorial services within the Leased Premises and shall coordinate such services with the Building manager.
6.2	Landlord’s Examination of Leased Premises

The Tenant covenants and agrees that the Landlord or the Strata Corporation and any employee, servant or agent of the Landlord, or the Strata Corporation shall be entitled, at any reasonable time during normal business hours (provided the Landlord has provided the Tenant with not less than 48 hours prior written notice of its intention to enter the Leased Premises) and during any emergency (without prior notice), from time to time, to enter and examine the state of maintenance, repair, decoration, and order of the Leased Premises, all of the Tenant’s equipment and fixtures within the Leased Premises and any improvements now or hereafter made to the Leased Premises, and the Landlord may give notice to the Tenant requiring that the Tenant perform the maintenance or effect the repairs, replacements, or decorations that may be found necessary from that examination, but the failure of the Landlord to give any notice shall not relieve the Tenant from its obligation to maintain, repair, decorate, and keep the Leased Premises and appurtenances in good order and repair as set out in section 6.1 and to make the replacements that may be necessary.

6.3	Repairs by Designated Tradesmen

The Tenant shall, when necessary, and whether upon receipt of notice from the Landlord or not, effect and pay for the maintenance, repairs, replacements, or decoration that is the responsibility of the Tenant under section 6.1 and the following shall apply:

(a)	no maintenance, repairs, or replacements, to the structure, any perimeter wall, the sprinkler system, the heating, ventilating, air-conditioning, plumbing, electrical or mechanical equipment, or the concrete floor shall be made without the prior written consent of the Landlord;

(b)	in respect of the heating, ventilating and air conditioning equipment:
(i)	if the equipment malfunctions the Tenant shall immediately notify the Landlord in writing;

(ii)	the Landlord will provide tradesmen to regularly maintain and service the equipment, and to complete necessary repairs;

(iii)	all costs associated with maintenance and service and any repair will be for the account of the Tenant, and will be payable as Additional Rental;

(iv)	all monies owed by the Tenant under this section 6.3 shall be considered Additional Rental due and payable to the Landlord hereunder; and

(v)	the Landlord shall have the same rights and remedies and may take the same steps for recovery thereof as for Additional Rental in arrears.
6.4	Repair at End of Term

At the end of the Term (unless the Term is terminated earlier as provided by this Article 6) the Tenant shall deliver to the Landlord vacant possession of the Leased Premises in the condition in which the Tenant is required to maintain the Leased Premises.
6.5	Fee for Supervision

Should the Landlord deem it necessary to undertake any repairs or to do anything which is required to be undertaken or done by the Tenant under this Lease and the Tenant has failed to carry out such repairs after receiving ten days notice in writing from the Landlord requiring such repairs to be done, then the Tenant shall pay to the Landlord as a fee for supervision or carrying out the Tenant’s obligation an amount equal to 15% of the monies expended or of the cost of repairs or other work carried out by or under the supervision of the Landlord, which amount shall be in addition to the cost of that work or monies expended for which the Tenant shall also reimburse the Landlord.

6.6	Landlord’s Right to Enter for Repairs

The Tenant covenants and agrees that the agents and representatives of the Landlord shall have the right to enter the Leased Premises at all times during business hours (provided the Landlord has provided the Tenant with not less 48 hours prior written notice of its intention to enter the Leased Premises) and during any emergency (without prior notice) to examine the Leased Premises or to make alterations or repairs as they shall deem necessary for the safety or preservation or proper administration or improvement of the Leased Premises and of the Building, and of any premises adjoining the Leased Premises.

6.7	Landlord’s Repairs

So long as the Landlord does not terminate this Lease or elect not to rebuild the Building under the provisions of section 6.8 the Landlord covenants with the Tenant to:
(a)	repair, maintain and replace when necessary the Heating Plant and all heating, ventilating, air-conditioning, plumbing, sprinkler, diffusers, heat pumps, mechanical and electrical equipment and fixtures (including all the parts, wiring and pipes thereof), which costs shall be specifically included in the Common Area Maintenance Cost unless specifically excluded from that definition;

(b)	subject to section 6.7(c), materially repair and replace when necessary the structural support components of the roof (including the roof membrane), foundations, subfloors and outer walls of the Building;

(c)	notwithstanding any other provision of this Lease, pursuant to the Strata Property Act, the Strata Corporation shall be responsible for all structural repairs to the Building, including repairs to the roof, foundations and bearing structure of the Building and repairs of damage to the Building caused by perils against which the Strata Corporation shall be obligated to insure. Provided, however, the Landlord shall, in its capacity as the owner of the Leased Premises, cause the Strata Corporation to make repairs to the Leased Premises or the Building as required pursuant to the Strata Property Act.
6.8	Damage or Destruction

Subject to the Strata Corporation’s rights pursuant to section 159 of the Strata Property Act, if the Leased Premises, or any part thereof, shall at any time during the Term be destroyed or damaged and, in the opinion of the Landlord’s Architect the Leased Premises cannot be repaired within one hundred twenty (120) days from the date of such destruction or damage, or in the event of damage to fifty percent (50%) or more of the Building or of the substantial destruction of the Building whether or not the Leased Premises are damaged, then:
(a)	the Rental hereby reserved, or a proportionate part thereof according to the nature and extent of the destruction or damage sustained, shall be suspended and abated until the Landlord shall have rebuilt, repaired, or made fit the Leased Premises or the Building for the purpose of the Tenant;

(b)	at the sole discretion of the Landlord to be exercised within sixty (60) days after the occurrence of that damage or destruction by notice in writing to the Tenant, the Landlord shall have the right to terminate this Lease;

(c)	upon the giving of that notice the Term shall immediately cease and terminate;

(d)	the Tenant after receipt of that notice shall immediately:
(i)	make payment of the Rental apportioned to the date of that termination; and

(ii)	deliver up possession of the Leased Premises to the Landlord, and

(e)	the terms “Building” and “Leased Premises” for the purposes of this section 6.8, shall not be deemed to include the improvements installed in the Leased Premises under the provisions of Schedule “A” hereof respecting Tenant’s Work.
If the Landlord does not exercise its termination right, the Landlord shall diligently rebuild the Leased Premises to the extent of its obligations as described in this Lease (provided that the Landlord shall not be obligated to provide any loans, allowances or inducements to the Tenant).
6.9	Termination
if the Landlord shall fail to give notice of termination within the sixty (60) days mentioned in section 6.8(b) or (subject as hereinafter provided) shall fail to complete the work of repair or reconstruction within a period of one hundred and twenty (120) days after the occurrence of that damage to or destruction of the Leased Premises or the Building, including the repair or reconstruction of the improvements installed on the Leased Premises under Landlord’s Work in Schedule “A”, then the Tenant shall have the right to give to the Landlord notice of termination of this Lease, and thereupon, subject to payment of any monies then due by the Tenant to the Landlord hereunder, this Lease shall immediately cease and determine.
6.10	Tenant’s Obligation to Rebuild
Subject to sections 6.8 and 6.9, it is understood and agreed that in the event of damage or destruction as contemplated by this section, the Tenant shall at its sole expense at the request of the Landlord repair and rebuild that part of the Leased Premises in accordance with the provisions of the Tenant’s Work under Schedule “A” hereof with all due diligence.
6.11	Landlord’s Election
Nothing contained in this section shall obligate the Landlord or the Strata Corporation to rebuild the Building, or any part thereof, and if the Landlord or the Strata Corporation shall elect to rebuild, then it may make any changes, alterations, modifications, adaptations or extensions in, to, or of the original buildings or structures forming part of the Building that in the sole discretion of the Landlord or the Strata Corporation it shall see fit and the Landlord or the Strata Corporation, if it elects to rebuild, shall rebuild in accordance with all bylaws and regulations applicable to the Property and the proposed building at that time.
ARTICLE 7 — COMMON AREAS
7.1	Tenant’s Covenants
The Tenant covenants with the Landlord that:
(a)	Tenant’s Use of Parking Areas. The Tenant, its employees, suppliers and other persons having business with the Tenant shall:
(i)	be prohibited from parking vehicles and loading or unloading of vehicles in any part of the Parking Facility not specifically designated for the Tenant’s use by the Landlord or the Strata Corporation; and

(ii) abide by the Rules and Regulations that may from time to time be established by the Landlord and parking shall be regulated by the Landlord or the Strata Corporation in a reasonable manner.

(b)	Tenant Parking. Notwithstanding section 7.1 (a), the Landlord hereby agrees, provided the Tenant is not in default hereunder, that the Tenant has the option to rent up to and including forty (40) parking stalls within the Parking Facility at a monthly fee of One Hundred Twenty Dollars ($120.00) per stall per month, plus any applicable taxes, such option to be exercised by the Tenant by notice in writing to the Landlord (the “Notice”) on or before February 1, 2005, and which notice shall set forth the number of stalls that the Tenant wishes to rent. Upon receipt by the Landlord of the Notice, the Landlord shall cause the Strata Corporation to rent to the Tenant for the Term, subject to continuation in force of this Lease, the number of parking stalls set forth in the Notice on terms and conditions acceptable to the Landlord, acting reasonably. The rent of the parking stalls shall be subject to the Rules and Regulations and the bylaws of the Strata Corporation with respect thereto, and the rent shall be adjusted to market rates no more than every twenty-four (24) months. It is agreed that the Tenant shall have the right to cancel any or all of said parking stalls upon not less than three (3) months’ written notice.

(c)	Tenant Storage. Provided the Tenant is not in default hereunder and has given the Landlord written notice on or before February 1, 2005 of its intention to occupy the Storage Area (as hereinafter defined) during the Term, the Landlord agrees that it shall cause the Strata Corporation to grant to the Tenant an exclusive license during the Term to use and occupy up to 2,000 square feet of the storage area situated on parking levels 1 and 2 of the Parking Facility (the “Storage Area”) at a rate of Six Dollars ($6.00) per square foot plus any applicable taxes, subject to continuation in force of this Lease, for storage purposes only for the Term. Notwithstanding anything to the contrary contained in this Lease, the Landlord reserves the right, at the Landlord’s sole expense, at any time and from time to time to relocate, rearrange and alter the Storage Area to another comparable area in the Building. For the purposes of calculating the Tenant’s portion of the Common Area Maintenance Costs and the Tax Cost, the Gross Leasable Area of the Storage Area shall not be included in the total Gross Leasable Area of the Leased Premises.

(d)	Bicycle Storage. The Tenant shall be provided with access to and use of the existing secured bicycle storage area in common with the other tenants of the Building, provided that the Landlord shall not have any liability for any theft or damage to any bikes in the bicycle storage area unless such theft or damage results from the negligence or wrongful act of the Landlord, or those for whom in law the Landlord is responsible.
7.2	Landlord’s Covenants
The Landlord covenants with the Tenant that the Landlord shall, in its capacity as the owner of the Leased Premises, cause the Strata Corporation to:
(a)	maintain the Parking Facility as required by law and the terms of this Lease; and

(b)	ensure that the Building is open and accessible during regular business hours.

7.3	Satellite and Communications
(a)	Subject to the Tenant obtaining at its cost all required regulatory and governmental approvals, the Landlord shall place, on behalf of and at the cost and risk of the Tenant, satellite transmission or receiving or other communication equipment related to the conduct of the Tenant’s business on the roof of the Building covering an aggregate area of not greater than 150 square feet at any time during the Term of this Lease or any renewals thereof, such equipment to be maintained, operated and insured at the Tenant’s cost. The Landlord shall not charge rent of any kind or nature for such use by the Tenant, provided further that the Landlord shall in its sole discretion determine the location of such equipment and the Landlord, acting reasonably may relocate such equipment from time to time at the Landlord’s cost. Any direct increase in Common Area Maintenance Costs for the Building attributable to maintenance and use of this equipment will be paid for entirely by the Tenant as Additional Rent.

(b)	In the event that the Landlord elects to perform repair or maintenance work in a roof area covered or impacted by said communication equipment, the Tenant agrees, upon not less than fourteen (14) days’ written notice, to temporarily relocate said equipment at its cost.

(c)	The Tenant shall have twenty-four (24) hour access to telecommunications centres within the Building other than those rented to other parties on an exclusive basis, it being understood that during periods when the Building is alarmed the Tenant shall employ, at the Tenant’s cost, the Landlord’s alarm response company to access the telecommunication centres. The Landlord will facilitate the Tenant getting additional telecommunications carriers into the Building. The Tenant shall be permitted to route communications cabling and such wiring and ducting as may be required for its emergency generator and communications equipment throughout the Common Areas of the Building between their various spaces or through premises leased by other tenants (to the extent required, the Tenant acting reasonably, and to the extent the Landlord can accommodate, acting reasonably), provided that the Tenant does so with as little disruption to other Building occupants as reasonably possible and is liable for any damage to the Building or any portion thereof as a result of said cabling.
7.4	Emergency Generators
The Landlord shall maintain emergency generators in the Building to service the Building during the Term, the costs of which are included in the Common Area Maintenance Cost. Subject to space availability, the Landlord also agrees that the Tenant may install its own diesel generator and UPS system equipment, at the Tenant’s cost, in the generator room in the Building, provided the Tenant satisfies the Landlord, acting reasonably, that such installation and the operation of such equipment will not adversely impact the base system operations in the Building.
ARTICLE 8 — ASSIGNMENT, SUBLETTING
8.1	Tenant’s Covenants
The Tenant covenants with the Landlord that:
(a)	Not to Assign. The Tenant agrees not to assign this Lease or interest herein, or sublet, license, transfer or part with possession of the Leased Premises, or any part thereof,

(collectively called an “Assignment”) without first obtaining the prior written consent of the Landlord, which consent shall not be unreasonably withheld, delayed or conditioned, provided in all cases the Tenant remains bound by the terms, conditions and covenants of this Lease. In requesting the Landlord’s consent, the Tenant shall give the Landlord no less than ten (10) business days’ written notice of the terms of any contemplated Assignment, which notice shall specify the name and address of the proposed sublessee, assignee, or licensee with such financial statements, credit, character, and other references and information (including the type of business proposed to be conducted and carried out on the Leased Premises) as the Landlord may reasonably require. In the event that the Landlord should consent to any such Assignment, the Landlord shall nevertheless and does hereby reserve the right to approve any further Assignment, and may require, as a condition of the Landlord giving its consent to an assignment (but not to a sublease), that the assignee, sublessee, Licensee or person taking possession covenant directly with the Landlord to observe and perform the Tenant’s obligations contained in this Lease. The acceptance of Rental from or the performance of any obligation hereunder by a person other than the Tenant shall not be construed, in the absence of the prior express consent in writing of the Landlord, as an admission by the Landlord that such person has any right to or interest in the Leased Premises. Except with the express written consent of the Landlord, no permitted Assignment shall release the Tenant of its obligations hereunder. The Tenant shall pay to the Landlord as Additional Rental, the reasonable costs and fees of the Landlord associated with any request for a consent to an Assignment, such costs and fees not to exceed $1,500 per Assignment.
(b)	Change in Control of Tenant or Use by Affiliate. The Landlord agrees that a reorganization, merger, sale, partnership change or other change in ownership interest of the Tenant shall not be deemed to be an Assignment within the meaning of section 8.1 (a) for which, the Tenant must obtain the prior consent in writing of the Landlord. It is further agreed that the use by, assignment to, or the subleasing to any subsidiary, affiliate, parent company which owns or controls the Tenant or successor of the Tenant shall not be deemed an Assignment under section 8.1 (a), provided the Tenant remains bound by the terms, conditions and covenants of this Lease.
ARTICLE 9 — INSURANCE
9.1	Tenant to Insure
The Tenant covenants with the Landlord that it shall take out, and keep in force during the Term:
(a)	all risk property and boiler and machinery (if applicable) insurance in respect of the Tenant’s stock in trade, furniture and fixtures and such other property in or forming part of the Leased Premises (fixed improvements) to the full replacement cost value. The property insurance is to include business interruption insurance for a twelve (12) month period including Rental. The policy shall waive its rights to subrogation against the Landlord;

(b)	comprehensive general liability insurance including bodily injury, and property damage on an occurrence basis with respect to the business carried on as in or from the Tenant’s Leased Premises and Tenant’s use and occupancy thereof. The limit of such insurance shall be for not less than Ten Million Dollars ($10,000,000.00) inclusive limits per occurrence or such higher limits as may be required by the Landlord from time to time.

This insurance shall name the Landlord as an additional insured, shall include a cross liability clause and tenants legal liability insurance in the amount of not less than One Million Dollars ($1,000,000.00);

(c)	such other insurance of the Leased Premises and business conducted as would be carried by a prudent operator of Leased Premises similar in use, type and location,

and the following shall apply:

(d)	each policy, save and except as otherwise noted herein, shall name the Landlord as an additional insured as its interests may appear;

(e)	each policy shall provide that the insurer shall not have any right of subrogation against the Landlord on account of any loss or damage covered by that insurance or on account of payments made to discharge claims against or liabilities of the Landlord or Tenant covered by that insurance;

(f)	the cost or premium for each and every policy shall be paid by the Tenant;

(g)	each policy shall provide that the insurer will notify the Landlord in writing at least thirty (30) days prior to any cancellation thereof or any material change therein; and

(h)	the Tenant agrees, at the request of the Landlord, to provide the Landlord with written evidence of the existence of the insurance policies described herein.
9.2	Landlord to Insure
The Landlord covenants and agrees with the Tenant that throughout the Term it shall carry or cause the Strata Corporation to maintain:
(a)	insurance on the Building (including the foundations and excavations) and the leasehold improvements (including, without limitation, the Heating Plant systems and Common Facilities servicing the Leased Premises) machinery, boilers and equipment in or servicing the Building and owned by the Landlord or the owners of the Building (excluding any property which the Tenant is obliged to insure under section 9.1) against damage by fire and extended perils coverage;

(b)	comprehensive general liability insurance against claims for bodily injury, personal injury and property damage occurring out of the operations of the Landlord in the building in an amount, which the Landlord shall from time to time determine, is reasonable.
ARTICLE 10 — TENANT ALTERATIONS
10.1	Painting and Decorations
The Tenant may at any time and from time to time at its sole cost and expense, paint and decorate the interior of the Leased Premises and make any changes, alterations, additions, and improvements in and to the Leased Premises that shall in the judgment of the Tenant better adapt the Leased Premises for the purpose of its business, and the following shall apply:

(a)	no changes, alterations, additions or improvements to the structure, any perimeter wall, the sprinkler system, the heating, ventilating, air-conditioning, plumbing, electrical, or mechanical equipment or the concrete floor or the roof shall be made without the prior written consent of the Landlord, and without the use of contractors or other qualified workers designated or approved by the Landlord in writing;

(b)	changes, alterations, additions and improvements, whether structural or otherwise, shall comply with all applicable statutes, regulations or bylaws of any municipal, provincial, or other governmental authority;

(c)	the Tenant shall pay to the Landlord the amount of the increase for any insurance coverage or Taxes to the extent that that increase is directly attributable to any action by the Tenant under this section; and

(d)	the insurance shall not thereby be made liable to avoidance or cancellation by the insurer by reason of any changes, alterations, additions, or improvements.
10.2	Landlord’s Property
At the end of the Term all changes, alterations, additions, and improvements made to or installed upon or in the Leased Premises whether made under this Article 10 or otherwise and which in any manner are attached in, to, on or under the floors, walls, or ceilings shall remain upon and be surrendered to the Landlord with the Leased Premises as a part thereof, without disturbance, molestation, or injury and shall be and become the absolute property of the Landlord without any payment or indemnity by the Landlord to the Tenant with the exception of the Tenant’s Special Equipment and trade fixtures which the Tenant may, at its option, remove, in whole or in part, at the end of the Term.
For further certainty, the Landlord acknowledges and agrees that notwithstanding the Landlord’s ownership interest in the Tenant’s leasehold improvements as of the date they become affixed to the Leased Premises or the Building, the Tenant will continue to have an insurable leasehold interest in the leasehold improvements throughout the Term, the value of such insurable interest being the cost incurred by the Tenant to install the leasehold improvements, less any inducements, allowances and all other contributions by the Landlord, direct or indirect, amortized on a straight line basis commencing from the effective date of this Lease over the course of the Term. The insurable leasehold interest of the Tenant in the leasehold improvements will therefore decline over the course of the Term and the insurable ownership interest of the Landlord in the leasehold improvements will correspondingly increase over the course of the Term. The Tenant shall inform the Landlord in writing from time to time and at any time upon request from Landlord of the costs incurred by the Tenant to install the leasehold improvements.
10.3	Prohibitions
The Tenant and its employees, agents, or representatives are expressly prohibited from entering upon the roof of the Building, for any reason whatsoever. For further clarity, the roof of the Building does not include the amenity roof terrace on the sixth floor to which the Tenant is entitled to the use in common with all other tenants of the Building.

10.4	No Liens
The Tenant covenants with the Landlord that it shall not permit, do, or cause anything to be done to the Leased Premises during the period of construction and fixturing of the Leased Premises or at any other time which would allow any lien, lis pendens. judgment, or certificate of any Court or any mortgage, charge, or encumbrance of any nature whatsoever, to be imposed or to remain upon the Leased Premises or the Building and in the event of the registration of any lien or other encumbrance, the Tenant shall at its own expense immediately cause that lien or encumbrance to be discharged. The Landlord may post or register notices on the Leased Premises or against title to the Property as it deems advisable for the purpose of avoiding liability under the Builders Lien Act of British Columbia or otherwise.
ARTICLE 11 — PUBLIC UTILITIES, TAXES, ETC.
11.1	Public Utilities, Business Tax, and Machinery
The Tenant covenants with the Landlord that the Tenant shall pay promptly before any fine, penalty, interest or cost may be added thereto for the non-payment thereof for its gas, other fuel and electricity, water, and other similar utilities consumed on the Leased Premises if separately metered and not included in the costs set out in section 4.1(b), for its telephones, for all business taxes, licence fees, rates, charges, garbage, and other similar services and levies of any nature or kind levied or assessed upon or in respect of or in relation to the Tenant, the business carried on by the Tenant, or the properties, fixtures, machinery, equipment, improvements or apparatus of the Tenant installed in the Leased Premises or elsewhere in the Building.
11.2	Payment of Taxes
(a)	Subject to the rights which the Landlord has at law to contest Taxes, the Landlord covenants with the Tenant to pay all Taxes and the Tenant covenants with the Landlord to pay its portion of those taxes as provided herein and the Tenant further covenants and agrees to pay any taxes levied on rents collected or revenues received by the Landlord or rents paid by the Tenant that are in addition to or in the nature of income or profit taxes.

(b)	Notwithstanding the foregoing, nothing in this section or in section 4.3(b) shall be interpreted to require the Tenant to prepay estimated Taxes more than thirty (30) days prior to the date(s) on which such tax payments are payable to the taxing authority, provided that the Tenant covenants and agrees that a default in paying the estimated Taxes, upon not less than five (5) days’ notice from the Landlord, at least thirty (30) days prior to such date(s) provides to the Landlord the same remedies as a default in the payment of Rent. The Landlord shall forward to the Tenant a copy of each statement of the Taxes issued by the City of Vancouver within fourteen (14) days of receipt.

(c)	At the request of the Tenant, the Landlord will contest any Taxes and appeal any assessments with respect to the Property and the Leased Premises, provided all penalties, interest and other costs arising out of such actions are to be paid for by the Tenant (unless the Tenant is successful and in such event such costs are to be included in Common Area Maintenance Costs).

11.3	Penalties
If the Tenant is in breach of its obligations under this Article 11 and such breach gives rise to any fine, penalty, interest or cost being added to Taxes or other amounts payable by the Tenant under this part, the Tenant agrees to pay such fine, penalty, interest or cost within ten (10) days after written notice thereof is given to the Tenant by the Landlord requiring the Tenant to make such payment.
11.4	Rental Taxes
The Tenant convenants to pay, as and when they fall due, all Rental Taxes to the Landlord or directly to the applicable government authority if legislation so requires.
11.5	Indemnity
The Tenant covenants and agrees with the Landlord that the Tenant shall during the Term, indemnify and keep indemnified the Landlord in respect of all loss, costs, charges and expenses occasioned by or arising from the non-payment of any and every tax, rate, assessment, charge, expense or fee payable by the Tenant pursuant to sections 11.1, 11.2, 11.3 and 11.4.
ARTICLE 12 — EXCLUSION OF LIABILITY AND INDEMNITY
12.1	Tenant’s Indemnity
The Tenant shall indemnify and save harmless the Landlord from and against any and all claims of any kind whatsoever arising out of the Tenant’s use of or presence in the Leased Premises, including without limiting the generality of the foregoing, all claims for personal injury, sickness or death or property damage suffered by the Landlord or by any other tenant of the Property and Building arising out of the use of or presence in the Leased Premises or the Building or arising out of the conduct of any work or through any act or omission of the Tenant or any assignee, subtenant, agent, contractor, servant, employee, invitee or licensee of the Tenant or by reason of any breach of a term of this Lease by the Tenant and, against and from all costs, counsel fees, expenses and liabilities incurred in or resulting from any claim, action or proceeding brought thereon, unless such claim is caused by the Landlord or those for whom the Landlord is, at law, responsible. This indemnity shall survive the expiration of this Lease.
12.2	Landlord’s Indemnity
Notwithstanding any other provision of this Lease, the Landlord shall indemnify the Tenant and save it harmless from all direct loss (excluding economic or consequential loss), claims, actions, damages, liability and expense in connection with loss of life, personal injury, damage to property or any other loss or injury whatsoever arising out of the negligence of the Landlord, or any breach of the Landlord’s obligations under this Lease, or occasioned wholly or in part by any negligent act or omission of the Landlord of any one for whom the Landlord is responsible at law, except where expressly authorized by any other provision of this Lease. If the Tenant shall, without fault on its part, be made a party to any litigation commenced by or against the Landlord, then the Landlord shall protect, indemnify and hold the Tenant harmless in connection with such litigation. This indemnity shall survive the expiration of this Lease.

12.3	Exclusion of Liability
The Landlord, its agents, servants and employees, shall not be liable nor responsible in any way for any damage or injury to any property of the Tenant which is entrusted to the care and control of the Landlord, its agents, servants or employees nor for any personal or consequential injury of any nature whatsoever that may be suffered or sustained by the Tenant or any employee, agent, customer, invitee or licensee of the Tenant or any other person who may be upon the Property and Building or the Leased Premises or for any loss of or damage or injury to any property belonging to the Tenant or to its employees or to any other persons while such property is on the Property and Building or the Leased Premises and, in particular but without limiting the generality of the foregoing, the Landlord shall not be liable for any damage or damages of any nature whatsoever to any such property caused by the failure by reason of a breakdown or other cause, to supply adequate drainage, heating, air conditioning, ventilation, snow or ice removal, or by reason of the interruption of any public utility or service or in the event of steam, water, rain or snow which, may leak into, issue, or flow from any part of the building or from the water, steam, sprinkler, or drainage pipes or plumbing works of the same, or from any other place or quarter or for any damage caused by anything done or omitted by any tenant of the Building, unless such claim is directly caused by the negligence of the Landlord or those for whom the Landlord is, at law, responsible. The Tenant shall not be entitled to any abatement of Rental in respect of any such condition, failure or interruption of service; and the Landlord, its agents, servants, employees or contractors, shall not be liable for any damage suffered to the Leased Premises or the contents thereof by reason of the Landlord, its agents, employees or contractors, entering upon the Leased Premises to undertake the examination thereof or any work therein in the case of any emergency.
ARTICLE 13 — LANDLORD’S RIGHTS AND REMEDIES
13.1	Default
If and whenever:
(a)	the Rental hereby reserved, or any part thereof, shall not be paid on the day appointed for payment thereof and the Tenant fails to remedy such breach within three (3) business days of notice thereof by the Landlord; or

(b)	there is a breach or non-observance or non-performance of any of the covenants, agreements, conditions, provisos, or the Rules and Regulations on the part of the Tenant to be kept, observed or performed and the Tenant fails to remedy such breach within fifteen (15) days of notice thereof by the Landlord (or immediately in the case of an emergency or such shorter period as required by any lawful governmental authority) or, if such breach cannot be remedied within fifteen (15) days, the Tenant fails to commence to remedy such breach within such fifteen (15) day period or thereafter fails to proceed diligently to remedy such breach; or

(c)	if, without the written consent of the Landlord, the Leased Premises shall be used by any person other than the Tenant, the Tenant’s permitted assigns or permitted sublessees; or for any purpose other than that for which the Leased Premises were let; or

(d)	the Term shall be taken in execution or attachment for any cause whatever,

then and in every case, it shall be lawful for the Landlord at its discretion any time thereafter to enter into and upon the Leased Premises or any part thereof in the name of the whole and the same to have again, repossess, and enjoy as of its former estate, notwithstanding anything in this Lease contained to the contrary, and the Term and this Lease shall immediately upon such re-entering become forfeited and void, at the Landlord’s option, provided however, that this shall be wholly without prejudice to the right of the Landlord to recover arrears of rent or damages for any antecedent breach of covenant on the part of the Tenant and provided further, the Landlord may subsequently recover from the Tenant all losses, damages, costs (including, but without limitation, legal costs on a solicitor client basis) and expenses whatsoever suffered by reason of this Lease having been prematurely determined.
13.2	Bankruptcy
If:
(a)	the Term hereof shall be at any time seized in execution or attachment by any creditor of the Tenant; or

(b)	a receiver or receiver manager is appointed in respect of any property of the Tenant; or

(c)	the Tenant shall make any assignment for the benefit of creditors; or

(d)	the Tenant shall become bankrupt or insolvent or take the benefit of any act now or hereafter in force for bankrupt or insolvent debtors; or

(e)	the Tenant is a corporation and any order shall be made for the winding up of the Tenant, or other termination of the corporate existence of the Tenant, then in any of those cases:
(i)	this Lease shall, at the sole discretion of the Landlord, cease and determine;

(ii)	the Term shall immediately become forfeited and void;

(iii)	the then current month’s Rental and the next ensuing three (3) months’ Minimum Rental shall immediately become due and be paid;

(iv)	the Landlord may immediately claim the monies set out in section 13.2(c) together with any arrears then unpaid and any other monies owing to the Landlord by the Tenant; and

(v)	the Landlord may without notice or any form of legal process immediately re-enter upon and take possession of the Leased Premises and become the owner of and remove the Tenant’s effects therefrom (save and except for any software which shall remain owned by the Tenant in any event).
notwithstanding any statute or law to the contrary, the whole without prejudice to and under reserve of, all other rights, remedies, and recourses of the Landlord.

13.3	Payment of Landlord’s Expenses
If at any time an action is brought for recovery of possession of the Leased Premises, or the recovery of Rental or any part thereof, or because of a breach by act or omission of any covenant herein contained on the part of the Tenant, and a breach is established, the Tenant shall pay to the Landlord all expenses incurred by the Landlord in the enforcement of its rights and remedies hereunder including reasonable legal expenses on a solicitor and own client basis.
13.4	Landlord’s Right to Relet
In case the Landlord has re-entered the Leased Premise under section 13.1 the Landlord shall have the right if it thinks fit to enter the Leased Premises as the agent of the Tenant either by force or otherwise without being liable to any prosecution therefor and to relet the Leased Premises as the agent of and at the risk of the Tenant and to receive the Rental therefor.
13.5	Right of Landlord to Perform Tenant’s Covenants
If at any time, and so often as it shall happen, the Tenant shall make default in the observance or performance of any covenant herein contained on its part to be observed or performed, then the Landlord may, but shall not be obligated so to do, without waiving or releasing the Tenant from its obligations under this Lease, itself observe and perform the covenant or covenants in respect of which the Tenant has made default or make payment of the monies the Tenant has failed to pay and the following shall apply:
(a)	all costs and expenses incurred by the Landlord in the observance or performance of that covenant or covenants including, but not limiting the generality of the foregoing, legal costs as between solicitor and client and any monies so paid by the Landlord shall, with interest thereon from the date of the incurring of those costs or expenses or payments, of monies at a rate equal to three percent (3%) per annum above the prevailing prime rate then being published by the Landlord’s bankers, be a charge on the Leased Premises in favour of the Landlord in priority to the interest of the Tenant hereunder and of any person claiming through or under the Tenant; .

(b)	all those costs, expenses and monies and interest thereon shall be payable immediately by the Tenant to the Landlord;

(c)	the Tenant covenants to pay the monies immediately on demand by the Landlord;

(d)	the monies shall be treated as Additional Rental due and payable to the Landlord hereunder;

(e)	the Landlord shall have the same rights and remedies and may take the same steps for recovery thereof as for the recovery of Additional Rental in arrears, provided, and it is expressly understood and agreed that if:
(i)	the Tenant shall fail to make payment of any monies demanded of the Tenant;

(ii)	the Tenant shall in good faith dispute the amount or propriety of any claim made upon him; and

(iii)	forfeiture of or the registration of a lien against the Property shall not result from non-payment, then the Landlord shall not pay the same until that dispute has been resolved either by agreement of the Tenant or by the decision of a competent authority, and then only if the Tenant has failed for a space of sixty (60) days or more to make payment.
13.6	Interest
The Tenant shall pay to the Landlord interest at a rate equal to three percent (3%) per annum above the prevelling prime rate then being published by the Landlord’s bankers, on all payments of Rental and other sums required to be made under this Lease which have become overdue so long as those payments remain unpaid.
13.7	Right of Landlord to Seize
If the Landlord is entitled to do so at law, the Landlord may seize and sell all the Tenant’s goods and property which at any tune have been located within the Leased Premises whether or not the same are at the time of seizure located within the Leased Premises or have been removed to another location, and apply the proceeds of such sale against Rental outstanding and upon the costs of the seizure and sale as provided for at law. The Tenant further agrees that if it leaves any Rental unpaid, the Landlord, in addition to any remedy otherwise provided at law or in equity, may seize and sell such goods and property of the Tenant at any place to which the Tenant or any other person may have removed them, in the same manner as if such goods and property had remained upon the Leased Premises.
13.8	Non-waiver
No condoning, excusing or overlooking by the Landlord of any default, breach or non-observance by the Tenant at any time or times in respect of any covenant, proviso or condition contained herein shall operate as a waiver of or defeat or affect the Landlord’s rights hereunder in respect of any continuing or subsequent default, breach or non-observance. No waiver shall be implied by anything done or omitted by the Landlord unless the Landlord gives an express written waiver to that effect.
13.9	Remedies Cumulative
All rights and remedies of the Landlord in this Lease contained shall be cumulative and not alternative.
ARTICLE 14 — MORTGAGES AND ASSIGNMENTS BY LANDLORD
14.1	Sale or Financing of Building
The rights of the Landlord under this Lease may be mortgaged, charged, transferred, or assigned to a purchaser or to a mortgagee or trustee for bond holders and in the event of a sale or of default by the Landlord under any mortgage, trust deed, or trust indenture and the purchaser, mortgagee, or trustee, as the case may be, duly entering into possession of the Building or the Leased Premises, the Tenant agrees to attorn to and become the Tenant of that purchaser, mortgagee or trustee under the terms of this Lease.

14.2	Subordination
This Lease is subject and subordinate to all mortgages, including any deed of trust and mortgage securing bonds, and all indentures supplemental thereto which, may now or hereafter affect such leases and the Property and the Building, and to all renewals, modifications, consolidations, replacements and extensions thereof. The Tenant agrees to execute promptly any certification and confirmation of such subordination as the Landlord may request. It is agreed by and between the parties hereto that notwithstanding any subordination of this Lease to mortgages as provided, the Tenant’s obligations under the Lease shall remain in full force and effect notwithstanding any action at any time taken by a mortgagee to enforce the security of any mortgage, provided however that any such postponement or subordination shall reserve to the Tenant the right to continue in possession of the Leased Premises under the terms of this Lease so long as the Tenant shall not be in default hereunder. Notwithstanding the foregoing, the Tenant will not be required to attorn to a purchaser, mortgagee or trustee unless such third party enters into a non-disturbance agreement with the Tenant in a form satisfactory to the Tenant, acting reasonably.
14.3	Status Statement
Within seven (7) days after request therefor by the Landlord, in the event of any sale, assignment, hypothecation or mortgaging of the Leased Premises or the Building by the Landlord, or any proposed sale, assignment, hypothecation or mortgaging of the Leased Premises or the Building by the Landlord, the Tenant shall deliver a certificate in the form required by the Landlord to any proposed mortgagee, assignee, lessee or purchaser, or to the Landlord, certifying that this Lease is in full force and effect, that there are no defences, offsets, or prepayments thereto, (if that be the case), and such other information as the Landlord may reasonably request.
14.4	Registration
The Tenant may at its option and at the sole cost and expense of the Tenant, cause a short form lease to be registered in the Lower Mainland Land Title Office. All expenses with respect to the said registration, including all government registration fees and if required, the cost of surveying the Leased Premises, or the Building and Property and all other costs incidental to preparing a plan and documents in registrable form, shall be entirely borne by the Tenant.
14.5	Assignment by Landlord
In the event of the sale or lease by the Landlord of the Building or a portion thereof containing the Leased Premises or the assignment by the Landlord of this Lease or any interest of the Landlord hereunder, the Landlord shall, without further written agreement, be released of liability upon the covenants and obligations of the Landlord hereunder whether arising after such sale, lease or assignment.
14.6	Non-disturbance Agreement
The Landlord agrees that within sixty (60) days of the execution of this Lease, it will provide the Tenant with a non-disturbance agreement acceptable to the Tenant and the Landlord, both acting reasonably, from any mortgage holders or lien holders having priority to this Lease in such holders’ standard form.

ARTICLE 15 — OVERHOLDING TENANT
15.1 Month to Month Tenancy
(a)	The Landlord shall grant to the Tenant the automatic provision to hold over the Leased Premises for six (6) months at the end of the Term (the “Termination Date”) at a monthly rent of 125% of the monthly Minimum Rental payable during the last month of the Term plus the Tenant’s portion of Additional Rent payable hereunder, provided the Tenant has notified the Landlord of its intention to waive its options to renew in section 21.1 and notice to so hold over is delivered no later than twelve (12) months prior to expiry of this Lease otherwise this section 15.1 shall be deemed waived.

(b)	The tenancy created thereby shall be a month to month tenancy which will terminate on the Termination Date (and not earlier, except in the event of a default pursuant to section 13.1 of this Lease), and shall not be deemed to be a tacit renewal of this Lease, and otherwise on the terms and conditions herein set out, save and except for any rights pursuant to sections 21.1 and 22.1 hereof granted to the Tenant herein.
ARTICLE 16 — LANDLORD’S COVENANTS
16.1 Landlord’s covenants
     The Landlord covenants with the Tenant:
(a)	Construction. That subject to the provisions of sections 2.1 and 2.3, the Landlord shall, at its own expense and cost, carry and complete the Landlord’s Work prior to the Fixturing Period Commencement Date and the Landlord shall have the right at all times to enter the Leased Premises for purposes of performing the Landlord’s Work;

(b)	Heating, Ventilating, and Air-conditioning. To maintain and operate the Heating Plant, the heating, ventilating and, air-conditioning system in the Building and all of the Common Facilities;

(c)	Quiet Enjoyment. Subject to section 16.2, that if the Tenant pays the Rental hereby reserved and performs the covenants and agreements herein on its part contained, it shall and may peaceably possess and enjoy the Leased Premises for the Term hereby granted without any interruption or disturbance from the Landlord or any other person or persons lawfully claiming by, from, or under it, and the Landlord will not exercise its vote in the Strata Corporation at any time during the Term to amend the bylaws or rules of the Strata Corporation in any manner that would adversely affect the rights and obligations of the Tenant under this Lease;

(d)	Utilities. To make available to the Leased Premises electricity and power requirements and, in normal quantities, gas, water, and other public utilities generally made available to other tenants of the Building by the Landlord, provided that the Landlord shall have no liability for failure to supply utilities when prevented from doing so by repairs, or causes beyond the Landlord’s reasonable control;

(e)	Repair and Maintenance. To repair or maintain and to keep in good repair as would a prudent owner the foundations, outer walls, roof, spouts and gutters of the Building and all of the Common Areas therein, the Common Facilities and the plumbing, sewage and electrical systems therein; provided that the Landlord shall use reasonable efforts in exercising its rights under this clause so as to minimize any interference with the Tenant’s business and use of the Leased Premises, the Tenant shall not have any right to object to nor any right to any claim of damages or any reduction or abatement of Rental in respect of the exercise of the Landlord’s rights under this clause;

(f)	Use of Common Areas. To permit the Tenant and its employees and all persons lawfully requiring communication with them to have the use in common with others of the entrance from the parking area and the stairways, corridors and elevators in the Building, subject to such reasonable Rules and Regulations as the Landlord may make in regard thereto from time to time, provided that the Landlord shall in no way be responsible or obligated for failure to enforce any rules and regulations in this regard; and

(g)	Landlord to Act Reasonably. The Landlord shall act reasonably and expeditiously to minimize the extent and duration of any stoppage, interruption or reduction of the services, systems and utilities servicing the Leased Premises. The Landlord shall give the Tenant reasonable advance notice of any planned stoppage, interruption or reduction, shall advise the Tenant prior to scheduling such work to enable the Tenant to schedule its business to minimize disruption, and shall to the extent commercially reasonable consider the Tenant’s reasonable scheduling suggestions.
16.2 Exception
Notwithstanding anything in this Lease, the Landlord shall bear no responsibility for any inconvenience, damage, loss or nuisance suffered by the Tenant as a direct result of a decision, voted on by the Strata Corporation in relation to the Building or the Leased Premises which may adversely affect the Tenant or its business conducted from the Leased Premises.
16.3 Environment Warranty — Landlord
The Landlord represents and warrants to its knowledge that neither the Property nor the Building are subject to any outstanding orders or directives pursuant to any judicial orders or safety statutes or regulations. Any future testing of any Contaminants or potential Contaminants not caused by the Tenant or those for whom the Tenant is responsible at law shall be at the sole cost and expense of the Landlord, and if it is determined by the Landlord, or any regulatory body, that removal is necessary, the removal and disposal of the said substances shall be at the sole cost and expense of the Landlord. The Landlord agrees to indemnify the Tenant and its directors, officers, employees, agents, successors and assigns from any and all liabilities, actions, damages, claims, remediation cost recovery claims, losses, costs, orders, fines, penalties and expenses whatsoever (including all legal and consultants’ expenses and the cost of remediation of the Building and any adjacent property) arising from or in connection with:
(a)	any breach of or non-compliance with the provisions of this section by the Landlord; or

(b)	the existence of, or the release into the environment of, any Contaminants in the Building or in or about the Property caused by the Landlord or those for whom the Landlord is responsible for at law.
The obligations of the Landlord under this section shall survive the expiry or earlier termination of this Lease for a period of four (4) months.

ARTICLE 17 — LEGAL RELATIONSHIP
17.1 No Partnership
It is understood and agreed that nothing contained in this Lease nor in any acts of the parties hereto shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant.
17.2 Several Tenants
Should the Tenant comprise two or more persons, each of them, and not one for the other or others, shall be jointly and severally bound with the other or others for the due performance of the obligations of the Tenant hereunder and references to the Landlord and the Tenant shall be read with the changes in gender that may be appropriate and, when appropriate, the singular shall mean the plural and vice versa.
17.3 Successors, etc.
Subject to the provisions of this Lease respecting assignment by the Tenant, this Lease shall enure to the benefit of and be binding upon the Landlord, its successors, and assigns and the heirs, executors, administrators and other personal legal representatives, successors, and permitted assigns of the Tenant.
ARTICLE 18 — NOTICE
18.1 Notice
(a)	Any notice, demand, request, consent, or objection required or contemplated to be given or made by any provision of this Lease shall be given or made in writing and either delivered personally or sent by facsimile or sent by registered mail, postage prepaid, addressed to the Landlord at:
c/o H&R Building Maintenance Inc. re: 855 Homer Street Inc.
730 — 475 West Georgia Street
Vancouver, B.C.
V6B 4M9
Attention: Suki Sekhon
Fax Number: 604-689-3722
with copies to:
Kingswood Capital Corporation
520 — 701 West Georgia Street
Vancouver, B.C.
V7Y 1A1
Attention: President
Fax Number: 604-687-6539

Koffman Kalef
19th Floor 885 West Georgia Street
Vancouver, British Columbia
V6C 3H4
Attention: Patrick Julian
Fax Number: 604-891-3788
or addressed to the Tenant at the Leased Premises and at:
Business Objects Americas
3030 Orchard Parkway
San Jose, California, USA, 95134
Attention: Susan Wolfe, General Counsel
Fax Number: (408) 894-6535
with a copy to:
910 Mainland Street
Vancouver, British Columbia
Attention: Bill Rinsma, Director of Real Estate
or to any other address in Canada of which either party may from time to time notify the other in writing.
(b)	The time of giving or making any notice, demand, request, consent, or objection shall be, if delivered, when delivered, if sent by facsimile, on the date sent, and if mailed, then on the fifth business day after the day of the mailing thereof, provided that if mailed should there be between the time of mailing and the actual receipt of the notice, a mail strike, slow-down or other labour dispute which might affect delivery of that notice, then that notice shall only be effective if actually delivered.

(c)	If in this Lease two or more persons are named as Tenant any notice, demand, request, consent, or objection shall be sufficiently given or made if and when the same shall be given to any one of those persons.

(d)	All payments required to be made by this Lease shall be addressed as provided for in this Article 18 unless otherwise directed by the Landlord.
ARTICLE 19 — GENERAL CONDITIONS
19.1 Garbage, Debris
(a)	No debris, garbage, trash or refuse shall be placed or left, or be permitted to be placed or left in, on, or upon any part of the Building outside of the Leased remises, but shall be deposited by the Tenant in Areas and at times and in a manner specifically designated by the Landlord from time to time.

(b)	Should any of the items herein mentioned be of a perishable nature the same shall be kept in a properly refrigerated area provided at its cost by the Tenant.

19.2 Compliance with Laws
(a)	At the sole cost and expense of the Tenant, the Leased Premises shall be kept by the Tenant in a clean and sanitary condition in accordance with all municipal, federal and provincial laws, bylaws, rules, regulations and requirements, whether or not in force at the date hereof and in accordance with all directions, rules and regulations of the health officer, fire marshal, building inspector, or other proper officers or agencies (whether municipal, federal, or provincial) having jurisdiction.

(b)	If the Tenant fails to comply with the foregoing provisions of this Article 19 the Landlord may rectify the situation and collect the expense for that work from the Tenant in the same manner as arrears of Additional Rental.
19.3 Rules and Regulations
The Landlord reserves the right to make such Rules and Regulations as in its judgment, acting reasonably, it may from time to time consider necessary and or desirable for the proper operation, safety, security, parking, environment, care, access and cleanliness of the Building and for the preservation of order and the Tenant agrees that it will abide thereby and that its employees, agents, servants and any others permitted by the Tenant to occupy or enter the Leased Premises will, at all times, abide by such rules and regulations of which it has notice, and that a default in the performance and observation thereof shall have the same effect as a default under any of the covenants or conditions of this Lease. The Rules and Regulations attached as Schedule “E” hereto shall be applicable until amended by the Landlord.
ARTICLE 20 — MISCELLANEOUS
20.1 Management of Building
The Tenant acknowledges that the Landlord may appoint a manager of the Building and upon notice to the Tenant of any that appointment, the manager shall be the person in the Building authorized to deal with the Tenant.
20.2 Showing Leased Premises and Signage
The Tenant shall permit the Landlord or its agents or employees to show the Leased Premises to prospective investors, purchasers, agents, brokers and lenders at any time during the Term during normal business hours upon not less than twenty four (24) hours’ prior written notice to the Tenant, and to prospective tenants during the last nine (9) months of the Term (if the Term has not been renewed by the Tenant) during normal business hours upon twenty four (24) hours’ prior written notice to the Tenant, provided in such case the Landlord is accompanied by a representative of the Tenant, the group consists of no more than three (3) persons and no pictures are taken in the Leased Premises and the Landlord shall act reasonably and shall not unduly disrupt the Tenant’s use and enjoyment of the Leased Premises.
20.3 Time of the Essence
Time shall be of the essence of this Lease.

20.4 Captions
The headings appearing in this Lease have been inserted as a matter of convenience and for reference only and in no way define, limit, or enlarge the scope or meaning of this Lease or any provision hereof.
20.5 Governing Law
This Lease shall be construed and governed by the laws of the Province of British Columbia.
20.6 Severability
All of the provisions of this Lease shall be construed as covenants and agreements as though the words importing those covenants and agreements were used in each separate section. Should any provision of this Lease or its conditions be illegal or not enforceable, it or they shall be considered separate and several from the Lease and its remaining provisions or conditions shall remain in force and be binding upon the parties hereto as though the alleged or unenforceable provision or condition had never been included.
20.7 Tenant Acknowledgements
The Tenant acknowledges that there have been no representations made by the Landlord which are not set out in this Lease.
20.8 Entire Agreement
This Lease constitutes the entire agreement between the Landlord and the Tenant and may not be modified except as herein explicitly provided or except by subsequent agreement in writing duly signed by the Landlord and the Tenant,
20.9 Net Lease
It is understood and agreed that this Lease is a completely net lease to the Landlord except as otherwise stated in this Lease. The Landlord is not responsible for any costs, charges or expenses relating to the Leased Premises, their upkeep, use, occupancy, contents, equipment, improvements or the business carried on in them and the Tenant shall be responsible for all such charges, impositions, costs and expenses, except as stated in this Lease.
ARTICLE 21 — RENEWAL
21.1 Renewal
Provided the Tenant is not in breach of this Lease, the Landlord shall at the expiration of the Term, grant to the Tenant two (2) options to renew this Lease for five (5) years each, provided that the Tenant has notified the Landlord in writing not later than twelve (12) months prior to the expiration of the Term or the renewal term, if applicable (the “Renewal Notification Period”), of its decision to exercise each five (5) year option, upon all the covenants, agreements, conditions, and provisos contained in this Lease, except:
(a)	the Minimum Rental, which Minimum Rental shall be the greater of the Minimum Rental during the immediately preceding Lease Year and the then fair market rent for the Leased

Premises, being the rent which would be paid therefor as between persons dealing in good faith and at arms-length; and

(b)	for this right of renewal, but until the Minimum Rental has been determined as provided herein, the Tenant shall pay the monthly Rental requested by the Landlord and upon the determination, the Landlord and the Tenant shall make the appropriate readjustments.
For the purposes of this section, “fair market rent” shall be the then fair market rent of comparable “Office Premises” (as defined in section 21.2) inclusive of such tenant inducements as free Minimum Rental, tenant improvement allowances and other incentives, if any, offered by landlords of such Office Premises at the time agreed between the parties, and failing such agreement within four (4) months of the date of the exercise of the option, as determined by arbitration pursuant to section 21.3 of this Lease.
21.2 Office Premises
For the purposes of section 21.1, “Office Premises” means office premises with base building systems including, without limitation, a Heating Plan, electrical systems, lighting and plumbing, all at a standard consistent with the systems then supplying the Leased Premises, and with regard to Tenant finishings including, without limitation, all floor coverings, ceiling treatments if installed at the cost of the Tenant, wall coverings, interior walls and all built-in improvements including any raised flooring, cupboards, shelving, lockers, sinks, appliances and showers.
21.3 Arbitration
If under the provisions of section 21.1 hereof the Landlord and the Tenant have failed to agree as to the Minimum Rental payable for the Leased Premises with respect to the renewal term, by the date specified in section 21.1, the determination of the Minimum Rental shall be referred to a board of three (3) arbitrators and the following shall apply:
(a)	one arbitrator is to be appointed by each of the Landlord and the Tenant and a third arbitrator is to be appointed in writing by the first two named arbitrators;

(b)	if the Landlord or the Tenant shall refuse or neglect to appoint an arbitrator within ten (10) days after the other shall have served a written notice upon the party so refusing or neglecting to make that appointment, the arbitrator first appointed shall, at the request of the party appointing him, proceed to determine the rent as if he were a single arbitrator appointed by both the Landlord and Tenant for the purpose;

(c)	if two (2) arbitrators are so appointed within the time prescribed and they do not agree within a period of twenty (20) days from the date of appointment of the second arbitrator upon the appointment of the third arbitrator, then upon the application of either the Landlord or the Tenant, the third arbitrator shall be appointed by a Judge of the Supreme Court of British Columbia;

(d)	the determination made by the arbitrators or the majority of them or by the single arbitrator, as the case may be, shall be final and binding upon the Landlord and the Tenant, and their respective successors and assigns;

(e)	each party shall pay the fees and expenses of the arbitrator appointed by it and one-half (1/2) of the fees and expenses of the third arbitrator, unless otherwise directed by the arbitrator; and

(f)	the provisions of this section shall be deemed to be a submission to arbitration within the provisions of the Commercial Arbitration Act and any statutory modification or re-enactment thereof, provided that any limitation on the remuneration of the arbitrators imposed by that legislation shall not be applicable.
21.4 No Further Renewal
The Landlord and Tenant acknowledge and agree that pursuant to section 21.1, the Tenant is only given the option of renewing the initial Term for two (2) renewal terms of five (5) years each and at the expiration of the second renewal term there shall be no further right of renewal.
21.5 Notification by Landlord
If the Tenant has not delivered to the Landlord the Tenant’s written notice of its intention to renew the Term of the Lease at least ninety (90) days prior to the expiry of the Renewal Notification Period described in section 21.1 hereof, then the Landlord shall give the Tenant ninety (90) days written notice that the Landlord may enter into a lease of the Leased Premises with a third party, at the expiry of the Renewal Notification Period if the Tenants fail to deliver its renewal notice during the Renewal Notification Period.
ARTICLE 22 — RIGHT OF FIRST REFUSAL AND RIGHT OF FIRST OFFER
22.1 Right of First Refusal to Lease Available Premises
Provided the Tenant is not in material breach of this Lease, the Landlord hereby grants to the Tenant during the Term, and all exercised renewals thereof, a continuing right of first refusal (the “Right of First Refusal”) to lease any vacant space in the Building, or any part thereof, including, but not limited to, the second, third, fourth and sixth floors, as such space may become available for leasing from time to time (the “First Refusal Premises”), upon the following terms and conditions and subject to section 22.3 of this Lease:
(a)	if the Landlord receives and is prepared to accept a bona fide offer to lease from a third party (the “Third Party Offer”) in respect of any part of the First Refusal Premises (the “Additional Premises”), the Landlord will provide the Tenant with a written notice (the “Offer Notice”) of the Third Party Offer by delivering to the Tenant a copy of the Third Party Offer;

(b)	the Tenant shall have seven (7) business days after its receipt of the Offer Notice to deliver a written notice (the “Acceptance Notice”) to the Landlord exercising the Tenant’s Right of First Refusal in respect of the Additional Premises;

(c)	if the Tenant delivers the Acceptance Notice to the Landlord within the applicable time period and such time period occurs prior to or including December 31, 2005, then, the Tenant will, prior to receiving vacant possession of the Additional Premises, execute and deliver to the Landlord an amendment to this Lease incorporating the Additional Premises for the balance of the Term and all exercised renewals thereof, upon the same terms and conditions contained in this Lease, including Minimum Rental, Additional Rental, fixturing periods, tenant allowances, tenant inducements and free rent;

(d)	if the Tenant delivers the Acceptance Notice to the Landlord within the applicable time period and such time period occurs on or after January 1, 2006 but prior to or including December 31, 2006, then, the Tenant will, prior to receiving vacant possession of the Additional Premises, execute and deliver to the Landlord an amendment to this Lease incorporating the Additional Premises for the balance of the Term and all exercised renewals thereof, upon the same terms and conditions contained in this Lease, except that the fixturing periods, tenant allowances, tenant inducements and free rent will be adjusted on a pro rata basis so that the Landlord’s effective rate is maintained at the level established on the Commencement Date;

(e)	if the Tenant delivers the Acceptance Notice to the Landlord within the applicable time period and such time period occurs at any time on or after January 1, 2007, then the Tenant will, prior to receiving vacant possession of the Additional Premises, execute and deliver to the Landlord an amendment to this Lease incorporating the Additional Premises for the balance of the Term and all exercised renewals thereof, upon the terms and conditions contained in the Third Party Offer except that the term will be coterminous with the Term and any exercised renewals thereof;

(f)	the Tenant’s Right of First Refusal shall continue to apply to that portion of the First Refusal Premises not forming part of the Additional Premises leased in accordance with this section; and

(g)	if the Tenant shall not deliver an Acceptance Notice with respect to any Additional Premises, such Additional Premises may thereafter be leased by the Landlord to the person identified in the Third Party Offer and failing leasing pursuant to such Third Party Offer, the provisions of this section shall apply again.
22.2 Right of First Offer
Provided the Tenant is not in material breach of this Lease, the Lessor hereby grants to the Tenant an exclusive right of first offer during the Term and any exercised renewals thereof to lease any unleased office space comprising at least one full floor in the Building that the Landlord intends to lease, on the following terms and conditions, and subject to section 22.3 of this Lease:
(a)	this right of first offer can only be exercised by delivery by the Tenant of an offer to the Landlord within five (5) business days of the Landlord providing the Tenant with written notice (the “Offer Notice”) specifying:
(i)	the square footage and location of the available space (the “Available Space”);

(ii)	the date upon which the Landlord expects the Available Space to become available; and

(iii)	the rent and term for which the Landlord intends to take the Available Space to market if the Tenant does not exercise this right of first offer;
(b)	if the Tenant exercises this right of first offer for the Available Space and a binding agreement to lease is executed by the Landlord and the Tenant, the Tenant will, prior to taking occupancy of the Available Space, execute and deliver to the Landlord an amendment to this Lease incorporating the agreed upon terms;

(c)	if the Tenant does not exercise this right of first offer for the Available Space within the time limited, the Landlord will be entitled to lease the Available Space to any other person for any use whatsoever and on whatever terms and conditions the Landlord may decide in its sole discretion, provided that the rent, the term and any rent concessions are not substantially more favourable to such third party then those set forth in the Offer Notice; and

(d)	this right of first offer is personal to the Tenant and will become null and void upon the termination, surrender or other determination of this Lease, or the occurrence of any Assignment of this Lease other than an Assignment in accordance with section 8.1(b).
22.3 Exceptions
Notwithstanding the provisions of sections 22.1 and 22.2, this Article 22 shall:
(i)	not apply to any Third Party Offer to which Jaakko Poyry NLK Inc. or its affiliates are a party;

(ii)	only be applicable if the Tenant is leasing a minimum area within the Building of 40,000 square feet; and

(iii)	only be exercisable if the Tenant has at least five (5) years remaining in the Term of this Lease.
ARTICLE 23 — TENANT’S OPTION TO SURRENDER
23.1 Tenant’s Option to Surrender Leased Premises
Provided the Tenant is not, at the time of the exercise of this option, in material breach of this Lease, and provided that the Tenant is occupying a minimum of two (2) full floors of the Building (not including the 6th floor) the Tenant shall be entitled to a one time option to surrender, at the option of the Tenant, either any one full floor of the Leased Premises or the whole of the Leased Premises, subject to section 23.2 of this Lease (the “Surrendered Area”) effective on May 31, 2012 (the “Surrender Date”) on the following terms and conditions:
(a)	the option must be exercised by delivery to the Landlord of the written notice on or before May 31, 2011 along with a cancellation payment, plus GST, equal to the aggregate of the unamortized balance, as of the Surrender Date, of those portions of the Tenant Improvement Allowance, leasing commissions paid by the Landlord (and confirmed in writing by the Landlord and the Tenant), the Demolition Allowance and any free rent with respect to the Surrendered Area, which has been amortized using the mortgage method at an annual interest rate of 8% (the “Notice Date”);

(b)	the Surrendered Area must be either the whole of the Leased Premises or any one or more floors comprising the Leased Premises to the full extent such floor or floors are leased by the Tenant;

(c)	on the Surrender Date the Tenant will deliver up possession of the Surrendered Area in accordance with the provisions of this Lease;

(d)	if the Tenant shall neglect or fail to make the payment described in section 23.1 (c) as provided for in section 23.1 (a) then, notwithstanding anything herein to the contrary, at the option of the Landlord, the Landlord may either pursue any remedy available to it at law or in equity to otherwise claim and collect such payment or give notice to the Tenant that this Lease shall continue in full force and effect as if such option had not been exercised and the Tenant shall then remain bound by all of the terms and conditions of this Lease, except for this Article 23 which shall automatically terminate and be at an end;

(e)	upon exercising such option:
(i)	the Tenant shall not be entitled to assign this Lease (with the exception of section 8.1 (b)) or sublet all or any part of the Surrendered Area as provided for in this Lease; and

(ii)	the exclusive signage rights pursuant to section 2.5(b) shall automatically terminate and be at an end.
(f)	if the Tenant vacates any part of the Surrendered Area prior to the Surrender Date, the Tenant acknowledges and agrees that the Landlord may enter in and take possession of such area prior to the Surrender Date for any purpose the Landlord desires without affecting, modifying or reducing in any way the obligations and covenants of the Tenant pursuant to this Lease; provided that:
(i)	the Tenant shall have no further obligations or liabilities with respect to that part of the Surrendered Area for which the Landlord has entered and taken possession from the date the Landlord has entered and taken possession, other than to pay Rental under the Surrender Date and the cancellation payment described in section 23.l (c); and

(ii)	In so doing, the Landlord must not disrupt the business operations of the Tenant;
(g)	such surrender and the acceptance thereof by the Landlord, will be without prejudice to any claims or liabilities of the parties existing prior to the Surrender Date; and

(h)	Rental shall be apportioned as at the Surrender Date.
23.2 Exception
In the event the Tenant has exercised any of its rights pursuant to section 22.1 any time after the first three (3) years of the Term, the Surrendered Area cannot comprise any part of the Leased Premises which were added as a result of the Tenant exercising such rights.
23.3 Partial Floor Areas
In addition to the written notice pursuant to section 23.1(a), the Tenant may submit to the Landlord written notice that it wishes to include in the Surrendered Area an area that is only a part of a floor. Upon receipt of such further notice from the Tenant, the Landlord shall be entitled, in its full and absolute discretion, to determine whether the Tenant may include in the Surrendered Area any part of the Building which does not comprise a full floor to the extent such floor is being leased by the Tenant.
ARTICLE 24 — TENANT IMPROVEMENT ALLOWANCE AND
DEMOLITION ALLOWANCE
24.1 Tenant Improvement Allowance
Subject to the provisions of this section 24.1, the Landlord shall pay to the Tenant an allowance (the “Tenant Improvement Allowance”) of $1,134,675.00 calculated on the basis of $25.00 per square foot of the Area of the Leased Premises. It is expressly understood and agreed that the Tenant Improvement Allowance is to be paid for the purpose of reimbursing the Tenant for a portion of its out of pocket expenses in completing the Tenant’s Work and fully equipping the Leased Premises with all trade equipment, lighting fixtures, furniture and operating equipment, installing appropriate signage and moving into the Leased Premises. Provided the Tenant is not then in material breach of this Lease, the Tenant Improvement Allowance shall be paid by the Landlord on a monthly draw basis to the Tenant upon receipt by the Landlord of a statutory declaration stating that there are no claims of builders’ lien or other liens or encumbrances affecting the Leased Premises with respect to work, services, materials and equipment relating to the Leased Premises, and that the Tenant’s designers, contractors, subcontractors, works, and suppliers of materials and equipment have been paid in full for all work and services performed and materials and equipment supplied by them on or to the Leased Premises. Notwithstanding the foregoing, the Landlord shall not be obligated to pay the Tenant Improvement Allowance until the Tenant has executed and delivered a copy of this Lease. The Landlord shall be permitted to set off and deduct from the Tenant Improvement Allowance any outstanding amounts owing by the Tenant to the Landlord pursuant to this Lease, provided that the Tenant is first given forty eight (48) hours notice with respect to such outstanding amounts in order to remedy such breach.
24.2 Demolition Allowance
Subject to the provisions of this section 24.2, the Landlord shall pay to the Tenant an allowance (the “Demolition Allowance”) calculated on the basis of $2.00 per square foot of the actual useable area of the Leased Premises, being 41,186 square feet on the basis of the Landlord’s representation that this area has been calculated in accordance with BOMA, and provided the Landlord delivers to the Tenant surveyed plans showing this calculation in accordance with BOMA. It is expressly understood and agreed that the Demolition Allowance is to be paid for the purpose of reimbursing the Tenant for demolition work to be carried out by the Tenant on the Leased Premises (the “Demolition Work”). Provided the Tenant is not then in breach of this Lease, and further provided that the Tenant is occupying all of the fourth and fifth floors of the Building, the Demolition Allowance shall be paid by the Landlord after the last to occur of the following:
(a)	the receipt by the Landlord from the Tenant of a statutory declaration executed no less than sixty (60) days after completion of the Demolition Work, stating that there are not claims of builders’ lien or other liens or encumbrances affecting the Leased Premises with respect to work, services, materials and equipment relating to the Leased Premises, and that the Tenant’s designers, contractors, subcontractors, works, and suppliers of materials and equipment have been paid in full for all work and services performed and materials and equipment supplied by them on or to the Leased Premises;

(b)	receipt by the Landlord of a copy of this Lease duly executed by the Tenant; and

(c)	receipt by the Landlord of a written notice requesting payment of the Demolition Allowance.
The Landlord agrees that any portion of the Demolition Allowance not applied by the Tenant to reimbursement of the Demolition Work may be used by the Tenant as a credit against the Rental owing.
ARTICLE 25 — INDEMNITY
25.1 Indemnity
In consideration of the Landlord leasing the Leased Premises to the Tenant, and the sum of $1.00 now paid by the Landlord to the Indemnifier, and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the Indemnifier), the Indemnifier unconditionally agrees to and covenants with the Landlord to indemnify and save harmless the Landlord from any loss, cost or damage, including consequential loss and costs on a solicitor and own client basis, which the Landlord may sustain, incur or become liable for by reason of:
(a)	the failure, for any reason, of the Tenant to pay all Minimum Rental, Additional Rental or other moneys contemplated to be payable by this Lease at the time and in the manner contemplated by this Lease;

(b)	the failure, for any reason, of the Tenant to observe and perform every covenant, agreement, condition and obligation contemplated to be performed by the Tenant under this Lease or arising from any termination of this Lease, rejection, disaffirmation or disclaimer of this Lease in any proceeding or other parting of possession of the Leased Premises by the Tenant, except for a voluntary surrender of the Leased Premises by the Tenant, accepted by the Landlord in accordance with this Lease; and

(c)	any act or action by the Landlord for or in connection with the enforcement of this Lease (collectively, the “Indemnity”).
25.2 Enforcement of Indemnity
The Landlord shall have the right to enforce the Indemnity regardless of the acceptance of additional security from the Tenant and regardless of the release or discharge of the Tenant by the Landlord or by others or by operation of any law.
25.3 Continuation of Indemnity
This Indemnity is absolute and unconditional and, without limiting the generality of the foregoing, the liability of the Indemnifier under this Indemnity shall not be deemed to have been waived, released, discharged, impaired, or affected by reason of the release or discharge of the Tenant in any receivership, bankruptcy, winding-up, or other creditors’ proceedings, or the rejection, surrender, disaffirmation, or disclaimer of this Lease by any party or in any action or proceeding, and shall continue with respect to the periods prior thereto and thereafter for and with respect to the Term and any renewals thereof. The liability of the Indemnifier shall not be affected by any repossession of the Leased Premises by the Landlord, provided however that the net payments received by the Landlord, after deducting all costs and expenses of the repossession and reletting the same, shall be credited from time to time by the Landlord to the account of the Indemnifier and the Indemnifier shall pay any balance owing to the Landlord from time to time immediately upon ascertainment.
25.4 No defence
No action or proceeding brought or instituted under this Indemnity and no recovery in pursuance thereof shall be a bar or defence to any further action or proceeding which may be brought under this Indemnity by reason of any further default or default hereunder or in the performance and observance of the covenants, agreements, conditions and provisos of this Lease.
25.5 Modification in writing
No modification of this Indemnity shall be effective unless the modification is in writing and signed by the Indemnifier and the Landlord.
25.6 Authority
The Indemnifier covenants with the Landlord that the Indemnifier has the necessary power and capacity to give this Indemnity and is jointly and severally bound with the Tenant for the fulfilment of all obligations of the Tenant under this Lease as though the Indemnifier was the Tenant named in this Lease.
25.7 Enurement
All of the covenants, agreements, conditions and provisos of this Indemnity shall extend to and be binding upon the Indemnifier, its successors and assigns and shall enure to the benefit of and may be enforced by the Landlord, its successors and assigns and the holder of any mortgage to which this Lease may be subject and subordinate from time to time.
25.8 Assignments, Reorganization, etc.
Notwithstanding any other provision of this Indemnity, in the event this Lease is assigned, sublet or otherwise transferred by the Tenant with or without the consent of the Landlord or there is a reorganization, merger, sale, partnership change or other change in ownership interest in the Tenant, the Indemnifier shall remain liable for the performance of its obligations hereunder, except that the indemnity of the Indemnifier will not extend to any new obligation of the transferee assumed in a modification of this Lease.
25.9 New Lease
If this Lease is terminated, disclaimed or surrendered (other than if voluntarily surrendered by the Tenant in accordance with the terms of this Lease), then at the option of the Landlord, the Indemnifier will lease the Leased Premises from the Landlord on the terms and conditions of this Lease, except as to any extension or renewal, for a term equal in duration to the residue of the term remaining unexpired at the date of the termination, disclaimer or surrender. It will not be necessary for a further lease document to be executed by the Indemnifier (but the Landlord reserves the right to require that a new lease be executed), and the execution of this Lease by the Indemnifier will be treated as executed by the Indemnifier as tenant of a lease of the Leased

Premises on the terms and conditions of this Lease. The Indemnifier will accept that lease and pay rent and observe and perform the terms and conditions of that lease. The Indemnifier will do all acts and execute and deliver such documents as the Landlord may reasonably require to give effect to the intent of this section 25.9.

25.10	Governing Law and Attornment

This Indemnity will be governed by and construed in accordance with British Columbia law and the applicable Canadian laws, and will be treated in all respects as a British Columbia contract, and the Indemnifier agrees to attorn to the jurisdiction of the British Columbia courts.
ARTICLE 26 — DISPUTE RESOLUTION
26.1	Dispute Resolution

In the event the Landlord and the Tenant are unable to agree as to any matters set out in this Lease which require agreement (save and except the rent to be determined pursuant to section 21.3), then either party may notify the other, by written notice (in this section, the “Notice”), of a desire to resolve the dispute by mediation and a meeting will be held promptly between the parties, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute. If, within fourteen (14) days after such meeting or such further period as is agreeable to the parties (the “Negotiation Period”), the parties have not succeeded in negotiating a resolution of the dispute, they agree to submit the dispute to mediation. The parties will jointly appoint a mutually acceptable mediator, seeking assistance from the British Columbia International Commercial Arbitration Centre if they have been unable to agree upon such appointment within twenty (20) days following the conclusion of the Negotiation Period. If the parties are not successful in resolving the dispute through mediation, or if the mediation has not commenced within thirty (30) days following the Negotiation Period, then the parties agree that the dispute will be settled by arbitration pursuant to the Commercial Arbitration Act of British Columbia, as amended from time to time, or any like statute in effect from time to time and the decision of such arbitrator(s) shall be final and binding upon the parties.
ARTICLE 27 — SIXTH FLOOR PREMISES
27.1	Sixth Floor

The Landlord covenants and agrees that if it receives a plan for the Tenant’s proposed use of the sixth floor of the Building on or before February 1, 2005, it will apply to the City of Vancouver to rezone the fitness facility/meeting room amenity space on the sixth floor of the Building comprising approximately 2,206 square feet to allow the Landlord to lease such area to the Tenant. If the Landlord has not received such approval from the City in a form satisfactory to the Tenant on or before the Commencement Date, that part of the Leased Premises comprising the sixth floor shall not be included in the definition of the Leased Premises, but shall form part of the Common Areas and, for the purposes of calculating Gross Leasable Area, shall be divided among all tenants in the Building in accordance with BOMA, and the Tenant shall thereupon be entitled to the use of such amenity space in common with other tenants in the Building.

IN WITNESS WHEREOF the parties have executed this Lease as of the date first above written.

BUSINESS OBJECTS CORP.

Per:	/s/ Susan J. Wolfe

Authorized Signatory
	Print Name:	Susan J. Wolfe

	Title:	Secretary

855 HOMER STREET INC.

Per:	/s/ Suki Sekhon

Authorized Signatory
	Print Name:	Suki Sekhon
	Title:	Director

BUSINESS OBJECTS AMERICAS

Per:	/s/ Susan J. Wolfe

Authorized Signatory
	Print Name:	Susan J. Wolfe

	Title:	Secretary

SCHEDULE “A”
SECTION A — LANDLORD’S WORK
1.	Existing fire, life and safety systems will be in good working order

2.	Existing Heating Plant and electrical systems will be in good working order

3.	Existing T-bar ceiling and lighting will be in good working order
SECTION B — TENANT’S WORK
1.	The Tenant shall be responsible for the installation of any Special Equipment required by the Tenant.

2.	All materials and workmanship and all plans and specifications for such Tenant’s Work shall be subject to the terms and conditions of this Lease and subject to the Landlord’s prior written approval, and the Tenant agrees to seek the Landlord’s approval not less than three (3) business days prior to application by the Tenant to the City of Vancouver for any applicable building permits.

A-1

SCHEDULE “B”
PROCEDURES FOR TENANT’S WORK
1.	Prior to securing the necessary permits, the Tenant shall prepare and submit to the Landlord or to the Landlord’s architect for approval copies of the Tenant’s drawings and plans and specifications (the “Plans”) showing details of, including, but not limited to, identification signs, electrical wiring, plumbing, sprinklers and other fire detection devices, heating, ventilating and air-conditioning, reflected ceiling plan, under floor electrical or mechanical, if any, floor plans and complete interior finishing schedules and any other items that the Landlord may require.

2.	The Plans shall show all of the above matters in sufficient detail so as to permit the Landlord or the Landlord’s architects to properly evaluate same.

3.	The Tenant shall make all reasonable changes required by the Landlord to the Plans in order to conform to the overall plans and specifications of the Landlord for the Building.

4.	Immediately upon receipt of approval by the Tenant from the Landlord of the Plans, or of the Plans as revised by the Tenant pursuant to the Landlord’s direction aforesaid, the Tenant shall commence its work forthwith.

5.	Prior to undertaking such work, the Tenant shall secure all necessary authorizations, permits and licenses from all authorities having jurisdiction, and shall carry appropriate insurance on the Leased Premises in accordance with the terms and conditions of the Lease, and shall submit satisfactory proof to the Landlord of all such permits, authorizations and insurance coverage.

6.	All work done by the Tenant shall be completed in a good and workmanlike manner in accordance with the Plans as approved by the Landlord and to the Landlord’s satisfaction, acting reasonably, and shall utilize new materials and shall conform to all statutes, regulations or bylaws of any municipal, provincial or other authority. All work shall be undertaken by contractors and sub-contractors approved by the Landlord, acting reasonably. The Tenant shall require all such contractors and sub-contractors to carry adequate liability insurance and, in any event, to a minimum of not less than $5,000,000.00 each occurrence. The Tenant shall not impose or permit to be imposed upon the floor areas of the Leased Premises a working load in excess of a live load of 100 pounds per square foot uniformly distributed.

7.	The Tenant shall, during the construction of the Tenant’s work, maintain the Leased Premises in a clean and orderly condition, properly removing unused construction materials, merchandise, equipment and debris and shall maintain the Common Areas of all such construction material and debris.

8.	Temporary electrical power, lighting, water, heat or other services required by the Tenant within the Leased Premises during construction will be the Tenant’s responsibility and at its sole cost and expense.

B-1

SCHEDULE “C”
DESCRIPTION AND PLAN OF LEASED PREMISES
The 4th and 5th floors of the Building comprising part of the lands and premises legally described as:
Parcel Identifier: 017-524-695
Strata Lot 2
District Lot 541 Strata Plan LMS156
together with an interest in the common property in proportion to the unit entitlement of the Strata Lot as shown on Form 1

C-1

SCHEDULE “D”
DESCRIPTION OF PROPERTY
855 Homer Street
Vancouver, British Columbia
Strata Lots 1 and 2
District Lot 541 Strata Plan LMS156
together with an interest in the common property in proportion to the unit entitlement of the Strata Lots as shown on Form 1.

D-1

SCHEDULE “E”
RULES AND REGULATIONS
1.	The Tenant shall at all times abide by all laws, rules, regulations, ordinances, provisions and requirements relating to the Building or to the Leased Premises of which it has notice and shall keep the Leased Premises, its employees, servants, agents and invitees under its control so as to prevent the performance of any act, or the carrying on of any practice which would damage the Building or its reputation or the Leased Premises or could injure or annoy the other tenants in the Building, their employees, servants, agents, or invitees or the public.

2.	The Tenant shall not keep or display any merchandise on, or otherwise obstruct the corridors or other areas adjacent to the Leased Premises. The Tenant agrees to promptly remove any displays or merchandise that the Landlord feels is objectionable.

3.	The Tenant shall not overload any floor of the Leased Premises: in excess of one hundred (100) pounds per square foot live load nor shall it hang or suspend from any ceiling or any part of the Building any equipment, displays, fixtures or signs which are not authorized by the Landlord or its architects.

4.	The Tenant shall at all times keep the Leased Premises in a clean and sanitary condition, including the inside and outside of all glass, the doors and windows of the Leased Premises, together with all exterior store front surfaces of the Leased Premises, in accordance with the laws and direction, rules and regulations of any governmental, municipal or other agency having jurisdiction. The Tenant shall not place, or permit to be placed, any obstructions or merchandise, on, in or near any corridors, rear entrances, service corridors or loading areas. The Tenant agrees to remove all merchandise from the loading area immediately upon such merchandise being delivered.

5.	The Tenant shall notify the Landlord, in writing, of its intention to add or modify lighting, electrical wiring or plumbing in the Leased Premises, and shall obtain the Landlord’s written approval prior to carrying out said work. In any event, all such work shall be carried out by qualified, licensed tradesmen in accordance with all applicable building codes.

6.	The Tenant and Tenant’s employees and agents shall not solicit business in the parking area or sidewalks surrounding the Building or other common areas, nor shall a Tenant distribute or post any handbills or other advertising material in the parking area or other common areas of the Building.

7.	The Tenant shall not use or permit the use of any objectionable advertising medium such as, without limitation, loudspeakers, phonographs, televisions, public address systems, sound amplifiers, radio or broadcasting within the Building which is in any way audible or visible outside of the Leased Premises. No aerial shall be erected on the roof or exterior walls of the Leased Premises, or on the ground, without, in each instance, the written consent of the Landlord, such consent not to be unreasonably withheld or delayed. Any aerial installed without such written consent shall be subject to removal without notice at any time.

8.	The plumbing facilities shall not be used for any other purpose than that for which they were constructed, and no foreign substance of any kind shall be thrown therein and the expense of any

E-1

breakage, stoppage or damage resulting from the violation of this provision shall be borne by the Tenant whose employees, agents or invitees shall have caused it.

9.	For the benefit and welfare of all lessees of the premises of the Building, as it may exist from time to time, the Landlord shall have the right to issue further reasonable rules and regulations and such further rules and regulations shall thereupon be binding upon the Tenant. The Tenant agrees to comply with all rules and regulations which do not materially adversely affect the rights and obligations of the Tenant on notice to the Tenant from the Landlord.

E-2